UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NETSUITE INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NetSuite Inc.

2955 Campus Drive

Suite 100

San Mateo, CA 94403-2511

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 22, 2013

Dear Stockholders:

You are cordially invited to attend our 2013 Annual Meeting of Stockholders to be held on Wednesday, May 22, 2013 at 9:00 a.m., local time, at The Westin Hotel, 1 Old Bayshore Highway, Millbrae, California 94030. We are holding the meeting for the following purposes:

1.	To elect three Class III directors, William Beane III, Deborah Farrington and Edward Zander, to serve for a term of three years and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal;

2.	To approve the Company’s Executive Officer Performance-Based Cash Incentive Plan so that the Company may qualify performance-based cash incentives paid as “performance-based” compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder;

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

4.	To transact such other business as may properly come before the meeting or at any and all adjournments, continuations or postponements thereof.

If you owned our common stock at the close of business on April 1, 2013, you may attend and vote at the meeting. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our headquarters in San Mateo, California for the ten days prior to the meeting for any purpose related to the meeting. This notice, the Proxy Statement and the Annual Report are first being mailed to stockholders and posted on our website on or about April 29, 2013.

Your vote is important. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. You may also submit your proxy card or voting instruction card for the meeting by completing, signing, dating and returning your proxy card or voting instruction card in the envelope provided. Any stockholder of record attending the meeting may vote in person, even if you have already returned a proxy card or voting instruction card.

Thank you for your ongoing support of NetSuite. We look forward to seeing you at our Annual Meeting.

Sincerely,
/s/ Douglas P. Solomon
Douglas P. Solomon
SVP, General Counsel and Secretary

April 29, 2013

San Mateo, California

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. PLEASE NOTE THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

NETSUITE INC.

Proxy Statement

For the Annual Meeting of Stockholders

To Be Held on May 22, 2013

PROXY STATEMENT FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

i

NetSuite Inc.

2955 Campus Drive

Suite 100

San Mateo, CA 94403-2511

GENERAL INFORMATION

Our board of directors is soliciting proxies for our 2013 Annual Meeting of Stockholders to be held on Wednesday, May 22, 2013 at 9:00 a.m. local time at The Westin Hotel, 1 Old Bayshore Highway, Millbrae, California 94030. Our principal executive offices are located at 2955 Campus Drive, Suite 100, San Mateo, CA 94403-2511.

The proxy materials, including this proxy statement, proxy card or voting instruction card and our 2012 Annual Report on Form 10-K are first being distributed to stockholders and made available on our website at www.netsuite.com under the headings “Investors/SEC Filings” on or about April 29, 2013. These materials are also available at https://materials.proxyvote.com/64118Q in a manner that does not infringe on the anonymity of the person accessing such website. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully. Unless the context requires otherwise, the words “NetSuite,” “we,” “Company,” “us,” and “our” refer to NetSuite Inc.

QUESTIONS AND ANSWERS

What is included in these materials and posted on our website?

These materials include:

•	Our proxy statement for the Annual Meeting including the proxy card for the Annual Meeting; and

•	Our 2012 Annual Report on Form 10-K, which includes our audited consolidated financial statements for the fiscal year ended December 31, 2012.

What items will be voted on at the Annual Meeting?

There are three items that will be voted on at the Annual Meeting:

1.	The election of three Class III directors;

2.	The approval of the Company’s Executive Officer Performance-Based Cash Incentive Plan so that the Company may qualify performance-based cash incentives paid as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder; and

3.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

What are our Board of Directors’ voting recommendations?

Our board recommends that you vote your shares “FOR” each of the nominees to the board, “FOR” the approval of the Executive Officer Performance-Based Cash Incentive Plan, and “FOR” the ratification of the appointment of KPMG LLP.

Who may vote at the Annual Meeting?

If you owned NetSuite’s common stock at the close of business on April 1, 2013 (the “Record Date”), then you may attend and vote at the meeting. At the close of business on the Record Date, we had 73,693,408 shares of common stock issued and outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held by such stockholder.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareholder Services, or Wells Fargo, you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you by NetSuite.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

What is the quorum requirement for the Annual Meeting?

A majority of NetSuite’s outstanding shares on the Record Date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, withheld or abstained, or broker non-votes, if you:

•	Are present and vote in person at the meeting; or

•	Have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction form by mail.

If I am a stockholder of record of NetSuite’s shares, how do I vote?

If you are a stockholder of record, you may vote by proxy. You can vote by proxy over the Internet, by mail or by telephone by following the instructions provided in the proxy materials.

You may also vote in person at the Annual Meeting. We will give you a ballot when you arrive. Directions to the Annual Meeting are available on our corporate website at http://www.netsuite.com/portal/investors/event.shtml.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name, you may vote by proxy. You may vote by proxy over the Internet, by mail or by telephone by following the instructions provided in the proxy materials.

You may also vote in person at the Annual Meeting. To vote in person, you must obtain a valid proxy from the organization that holds your shares. Directions to the Annual Meeting are available on our corporate website at http://www.netsuite.com/portal/investors/event.shtml.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by our board of directors; or

•	If you sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by our board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization (e.g., your broker) that holds your shares with voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the proxy materials.

If you are a beneficial owner of shares held in street name, it is important for you to cast a vote if you want it to count in the election of directors (Proposal 1) or approval of the Company’s Executive Officer Performance-Based Cash Incentive Plan (Proposal 2). In the past, if a beneficial owner held shares in street name and did not indicate how the holder wanted the shares voted in the election of directors, the beneficial owner’s bank or broker was allowed to vote those shares on the holder’s behalf in the election of directors as they felt appropriate. Recent changes in applicable regulations were made to take away the ability of a beneficial owner’s bank or broker to vote uninstructed shares in the election of directors on a discretionary basis. Thus, if a beneficial owner holds shares in street name and does not instruct the bank or broker how to vote in the election of directors, no votes will be cast on that holder’s behalf. The beneficial owner’s bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 3). If you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Which ballot measures are considered “routine” or “non-routine”?

Proposal 1 (election of directors) and Proposal 2 (approval of the Executive Officer Performance-Based Cash Incentive Plan) involve matters that are considered non-routine. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1 and 2. Proposal 3 (ratification of appointment of independent registered public accounting firm) involves a matter that we believe is considered routine. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 3.

How are abstentions treated?

Abstentions are counted for purposes of determining whether a quorum is present. For the purpose of determining whether the stockholders have approved a matter, abstentions are treated as represented and entitled to vote and, therefore, have the same effect on the outcome of a matter being voted on at the Annual Meeting as a vote “AGAINST” or “WITHHELD” except in elections of directors where abstentions have no effect on the outcome.

What is the voting requirement to approve each of the proposals?

The following table sets forth the voting requirement with respect to each of the proposals:

Proposal 1—Election of directors	Each director must be elected by a plurality of the votes cast, meaning that the three nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Only votes “FOR” will affect the outcome. Withheld votes or broker non-votes will not affect the outcome of the vote.

Proposal 2—Approval of the Company’s Executive Officer Performance-Based Cash Incentive Plan	To be approved by our stockholders, a majority of the shares represented and entitled to vote at the Annual Meeting must vote “FOR” this proposal. Broker non-votes are not considered entitled to vote and, thus, will have no effect on the outcome of the vote.

Proposal 3—Ratification of appointment of independent registered public accounting firm	To be approved by our stockholders, a majority of the shares represented and entitled to vote at the Annual Meeting must vote “FOR” this proposal. Broker non-votes are not considered entitled to vote and, thus, will have no effect on the outcome of the vote.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within NetSuite or to third parties, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; or

•	To facilitate a successful proxy solicitation.

Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and our board of directors.

Who will serve as Inspector of Elections?

The Inspector of Elections is expected to be a representative from Wells Fargo.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the Inspector of Elections and published in a Current Report on Form 8-K that we expect to file with the Securities and Exchange Commission (“SEC”) within four business days following the Annual Meeting.

Who is paying for the cost of this proxy solicitation?

NetSuite is paying the costs of the solicitation of proxies. We will pay brokerage firms and other persons representing beneficial owners of shares held in street name certain fees associated with:

•	Forwarding printed proxy materials by mail to stockholders of record and beneficial owners; and

•	Obtaining beneficial owners’ voting instructions.

We do not expect to, but have the option to, retain a proxy solicitor. If we engage a proxy solicitor, we expect that the fees for such solicitor would be less than $20,000. Our board members, officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone. We may also solicit proxies by email from stockholders who are our employees or who previously requested to receive proxy materials electronically.

How will NetSuite’s significant stockholder vote its shares on these matters?

On the Record Date, NetSuite Restricted Holdings LLC, or the LLC, held 31,964,891 shares of our common stock. As of the Record Date, those shares represented approximately 43.38% of our outstanding stock. The LLC is a limited liability company beneficially owned by Lawrence J. Ellison, and was formed for the limited purpose of holding NetSuite shares, voting the shares as required by the LLC’s operating agreement (as described below), and funding charitable gifts if and when directed by Mr. Ellison. The LLC is managed solely by a third party that is unrelated to NetSuite or Mr. Ellison.

The operating agreement for the LLC contains provisions regarding the voting of our shares that are designed to neutralize the voting power of the shares of our stock held by the LLC, and that require that all the shares held by the LLC that are entitled to be voted at any meeting of our stockholders will be present and voted at such meeting, except as described below. These provisions require the shares held by the LLC to be voted on each matter presented in strict proportion (for, against, withheld, and/or abstain) to the votes collectively cast by all of our other stockholders who are present and voting, other than shares beneficially owned by Mr. Ellison or members of his family, shares owned by trusts created for the benefit of Mr. Ellison’s family members, and shares beneficially owned by any person or group that makes (or under applicable law is required to make) a filing on Schedule 13D with the SEC. These voting provisions apply to all matters brought before our stockholders, except transactions involving a change of control, dissolution, sale of substantially all the assets, or a liquidation of NetSuite, in which case the shares held by the LLC will be voted as directed by Mr. Ellison.

How can stockholders submit a proposal for inclusion in our proxy statement for the 2014 Annual Meeting?

To be included in our proxy statement for the 2014 Annual Meeting, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 and be received by our Secretary at our principal executive offices no later than December 31, 2013, or no later than one hundred twenty (120) calendar days before the one-year anniversary of the date on which we first released our proxy statement to stockholders in connection with this year’s Annual Meeting.

How can stockholders submit proposals to be raised at the 2014 Annual Meeting that will not be included in our proxy statement for the 2014 Annual Meeting?

To be raised at the 2014 Annual Meeting, stockholder proposals must comply with our Bylaws. Under our Bylaws, a stockholder must give advance notice to our Secretary of any business, including nominations of candidates for election as directors for our board that the stockholder wishes to raise at our Annual Meeting. To be timely, the notice must be delivered to or mailed and received by our Secretary at our principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary date of the immediately preceding annual meeting. Since our 2013 Annual Meeting is being held on May 22, 2013, stockholder proposals must be received by our Secretary at our principal executive offices no earlier than January 22, 2014 and no later than February 21, 2014, in order to be raised at our 2014 Annual Meeting.

What if the date of the 2014 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting?

Under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, if the date of the 2014 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting, to be included in our proxy statement, stockholder proposals must be received by us within a reasonable time before our solicitation is made.

Under our Bylaws, if the date of the 2014 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting, stockholder proposals to be brought before the 2014 Annual Meeting must be received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first.

Does a stockholder proposal require specific information?

With respect to a stockholder’s nomination of a candidate for our board, the stockholder notice to the Secretary must contain certain information as set forth in our Bylaws about both the nominee and the stockholder making the nomination. With respect to any other business that the stockholder proposes, the stockholder notice must contain a brief description of such business and the reasons for conducting such business at the meeting, as well as certain other information as set forth in our Bylaws. If you wish to bring a stockholder proposal or nominate a candidate for director, you are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our current Bylaws may be found on our corporate website at www.netsuite.com under the headings “Company/Investors/Corporate Governance.”

What happens if we receive a stockholder proposal that is not in compliance with the time frames described above?

If we receive notice of a matter to come before the 2014 Annual Meeting that is not in accordance with the deadlines described above, we will use our discretion in determining whether or not to bring such matter before such meeting. If such matter is brought before such meeting, then our proxy card for such meeting will confer upon our proxy holders’ discretionary authority to vote on such matter.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of eight directors and is divided into three classes, with the nominees for one class to be elected at each annual meeting of stockholders, to hold office for a three-year term and until successors of such class have been elected and qualified, subject to their earlier death, resignation or removal. The terms of the Class III directors are scheduled to expire on the date of the upcoming Annual Meeting. Based in part on the recommendation of the nominating and governance committee of the board of directors, the board of directors’ nominees for election by the stockholders are the current Class III members of the board of directors, William Beane III, Deborah Farrington and Edward Zander. If elected, the nominees will serve as directors until our annual meeting of stockholders in 2016 and until their successors are elected and qualified, subject to their earlier death, resignation or removal.

The names and certain information about the nominees for election as directors and the continuing directors in each of the other two classes of our board of directors are set forth below. There are no family relationships among any of our directors or executive officers.

It is intended that the proxy will be voted, unless otherwise indicated, for the election of the nominees as Class III directors to the board of directors. If any of the nominees, for any reason, should be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such other person as a substitute nominee as our board of directors may designate in place of such nominee.

The three candidates receiving the highest number of affirmative votes of the shares of our common stock entitled to vote at the Annual Meeting will be elected directors to serve until their successors have been duly elected and qualified, subject to their earlier death, resignation or removal.

Nominees for Class III Directors

The name and age as of March 31, 2013 of each nominee for director, his or her position with us, the year in which he or she first became a director and certain biographical information as of March 31, 2013 is set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since
William Beane III	51	Director	2007
Deborah Farrington	62	Director	2000
Edward Zander	66	Director	2009

William Beane III has been a member of our board of directors since January 2007. Mr. Beane has served as Vice President and General Manager of the Oakland Athletics, a Major League Baseball® team since October 1997, and has been a minority owner of the team since April 2005. Mr. Beane also serves on the board of directors of Easton-Bell Sports, Inc., a sporting goods manufacturer. He attended the University of California, San Diego.

As the general manager of a Major League Baseball team, Mr. Beane brings valuable leadership and business management experience to the board, particularly in talent management and performance and metrics-based management. With the Oakland Athletics, Mr. Beane has used his strategic vision to apply a statistical, quantitative-based approach to help build competitive teams in a more fiscally disciplined manner. Under his leadership, the Oakland Athletics have been widely and consistently regarded as one of the most successful fiscally disciplined teams in Major League Baseball.

Deborah Farrington has been a member of our board of directors since May 2000. Since May 1998, Ms. Farrington has served as a General Partner of StarVest Partners, L.P., a venture capital firm, and, since April 2006, has served as President of StarVest Management, Inc., a management company. Ms. Farrington also is a member of the board of directors and serves as the chair of the compensation committee of Collectors Universe, Inc., a company that grades and authenticates collectible assets. She holds an A.B. from Smith College and an M.B.A. from Harvard Business School.

Ms. Farrington has spent over thirty years in the financial services industry, including twenty years of private equity investing and, prior to that, eleven years of investment banking. Ms. Farrington brings valuable financial, business and management experience to the board. In particular, Ms. Farrington has had fifteen years of experience investing in and working with business services companies, especially Software-as-a-Service (“SaaS”) companies. Ms. Farrington has a decade of board experience at NetSuite and has extensive experience with other business services companies. This experience uniquely qualifies Ms. Farrington to provide the board with an important perspective on the operations of, and issues facing, our company and SaaS companies generally. Ms. Farrington also holds a Master Professional Director Certification from the American College of Corporate Directors, a director education and credentialing organization.

Edward Zander has been a member of our board of directors since June 2009. From January 2004 to January 2008, Mr. Zander served as Chairman and Chief Executive Officer of Motorola, Inc. Prior to joining Motorola, Mr. Zander was a managing director of Silver Lake Partners, a leading private equity fund focused on investments in technology industries. Prior to holding that position, Mr. Zander was President and Chief Operating Officer of Sun Microsystems Inc., a leading provider of hardware, software and services for networks, from January 1998 until June 2002. Mr. Zander is a member of the board of directors and serves as the chair of the compensation committee of Seagate Technology. He holds a B.S. from Rensselaer Polytechnic Institute and an M.B.A. from Boston University.

Mr. Zander has over two decades of senior management experience in the technology sector. Mr. Zander’s experience as the Chief Executive Officer, and as President and Chief Operating Officer, of two of the leading technology corporations in the U.S., brings valuable leadership, strategic, management, and operational experience in technology businesses to our board. In addition, Mr. Zander’s deep experience in a variety of technology businesses, including his work as a managing director of Silver Lake Partners and ongoing board service at two other technology companies, provides Mr. Zander with the background and insight to contribute significantly to the strategic and operational issues that NetSuite may encounter.

Directors Not Standing for Election

The names and certain biographical information as of March 31, 2013 about the continuing members of our board of directors who are not standing for election at this year’s Annual Meeting are set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since	Class and Year in Which Term Will Expire
Zachary Nelson	51	President, Chief Executive Officer and Director	2002	Class I 2014
Kevin Thompson	47	Director	2006	Class I 2014
Evan Goldberg	46	Chief Technology Officer and Chairman of the Board	1998	Class II 2015
Steven J. Gomo	61	Director	2012	Class II 2015
Catherine R. Kinney	61	Director	2009	Class II 2015

Zachary Nelson has been a member of our board of directors since July 2002 and has served as our President and Chief Executive Officer since January 2003. Prior to that, Mr. Nelson served as our President and Chief Operating Officer from July 2002 to January 2003. From March 1996 to October 2001, Mr. Nelson was employed by Network Associates, Inc. (now Intel Corporation), an enterprise security software company. While at Network Associates, Mr. Nelson held various positions, including Chief Strategy Officer of Network

Associates and President and Chief Executive Officer of MyCIO.com, a subsidiary that provided on-demand software security services. From 1992 to 1996, he held various positions, including Vice President of Worldwide Marketing, at Oracle Corporation, an enterprise software company. He holds B.S. and M.A. degrees from Stanford University.

Mr. Nelson has over twenty years of experience working in the technology sector and brings his leadership and extensive business, operating, marketing and industry experience to the board. As our Chief Executive Officer, he also brings his strategic vision for the Company to the board and creates a critical link between the management and the board, enabling the board to perform its oversight function with the benefits of management’s perspectives on the business.

Kevin Thompson has been a member of our board of directors since September 2006. Since July 2006, Mr. Thompson has been employed by SolarWinds, Inc., a network management software company, and currently serves as its President and Chief Executive Officer and serves on its board of directors. In addition to his current role as President and Chief Executive Officer, Mr. Thompson previously held various positions at SolarWinds, including, Chief Operating Officer, Chief Financial Officer and Treasurer. From September 2004 until November 2005, Mr. Thompson was Senior Vice President and Chief Financial Officer at SAS Institute Inc., a business intelligence software company. From October 2000 until August 2004, Mr. Thompson served as Executive Vice President and Chief Financial Officer of Red Hat Inc., an enterprise software company. He holds a B.B.A. from the University of Oklahoma.

Mr. Thompson has over a decade of experience in the software industry. As the President and Chief Executive Officer of a publicly traded software company, Mr. Thompson brings deep leadership and operational experience to our board. In addition, Mr. Thompson’s strong financial background, including his work as the chief financial officer at two different publicly-traded software companies and one of the world’s largest privately-held software company (pre-packaged software), provides financial expertise to the board, including an understanding of financial statements, corporate finance and accounting.

Evan Goldberg co-founded our company and has been a member of our board of directors since October 1998 and Chairman of our board since January 2003. From October 1998 through January 2003, Mr. Goldberg held various positions with us, including President and Chief Executive Officer and Chief Technology Officer. Prior to joining us, Mr. Goldberg founded mBed Software, Inc., a software company focused on multimedia tools for website developers, where he served as Chief Executive Officer from November 1995 to September 1998. From August 1987 to November 1995, Mr. Goldberg held various positions in the product development group at Oracle Corporation, including Vice President of Development in the New Media Division. He holds a B.A. from Harvard College.

As the co-founder of NetSuite, and having nearly fourteen years of experience as a key executive officer and member of our board of directors, Mr. Goldberg has in-depth knowledge of the Company, its products, operations and strategy. Based upon this experience and knowledge, Mr. Goldberg can provide the board with unique insights into the Company’s challenges, opportunities and operations. Mr. Goldberg’s eight years of experience in the product development group at Oracle and his experience as founder and CEO of mBed Software, Inc., bring deep software development and product expertise to our board.

Steven J. Gomo has been a member of our board of directors since March 2012. From August 2002 until December 2011, Mr. Gomo was employed by NetApp, Inc. and has served as its Executive Vice President of Finance and Chief Financial Officer since 2004. Prior to joining NetApp, Inc., he served as Chief Financial Officer for Gemplus International S.A., headquartered in Luxembourg, from November 2000 to April 2002 and as Chief Financial Officer of Silicon Graphics, Inc., from February 1998 to August 2000. Prior to February 1998, he worked at Hewlett-Packard Company for twenty-four years in various positions, including financial management, corporate finance, general management, and manufacturing. Mr. Gomo currently serves on the board of directors of SanDisk Corporation and Enphase Energy. Mr. Gomo holds an M.B.A. degree from Santa Clara University and a B.S. degree in business administration from Oregon State University.

Mr. Gomo has over fourteen years experience as a chief financial officer at publicly traded companies and over thirty-four years working in the high technology industry bringing strong financial and operational experience to the board. Mr. Gomo has extensive operational experience scaling rapidly growing companies. In addition, Mr. Gomo’s strong financial background provides financial expertise to the board, including an understanding of financial statements, corporate finance and accounting.

Catherine R. Kinney has been a member of our board of directors since March 2009. From 2008 through March 2009, Ms. Kinney served as Group Executive Vice President and Head of Global Listings at NYSE Euronext, where she was responsible for overseeing the company’s global listing program, marketing and branding. From 2002 to 2008, Ms. Kinney served as President and Co-Chief Operating Officer of the New York Stock Exchange. Ms. Kinney served in the Paris, France office of the NYSE Euronext from July 2007 until 2009. Ms. Kinney serves on the board of directors and is a member of the finance and risk committee and audit committee of MetLife, Inc. Ms. Kinney also serves on the board of directors and is a member of the compensation committee and chair of the nominating and governance committee of MSCI, Inc. She holds a B.A. from Iona College and completed the Advanced Management Program at Harvard Business School. Ms. Kinney has received honorary degrees from Georgetown University, Fordham University and Rosemont College.

Ms. Kinney’s experience as a senior executive and Chief Operating Officer of a multinational regulated entity and her key role transforming the New York Stock Exchange to a publicly-traded company demonstrates a knowledge of, and experience with, issues of corporate development and transformation. In addition, Ms. Kinney’s experience in developing and establishing the NYSE corporate governance standards for listed companies provides the board with unique corporate governance expertise to assist the board in establishing and maintaining an effective corporate governance program.

Vote Required and Board of Directors’ Recommendation

Each director must be elected by a plurality of the votes cast, meaning that the three nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

ELECTION OF THE BOARD’S THREE NOMINEES IDENTIFIED ABOVE IN PROPOSAL NO. 1.

BOARD MATTERS AND CORPORATE GOVERNANCE

Board Committees

Our board of directors has an audit committee, a compensation committee and a nominating and governance committee, each of which has the composition and responsibilities described below. The board of directors has also adopted a written charter for each of the three standing committees: the audit committee, the compensation committee and the nominating and governance committee. Each committee charter is available on our corporate website at www.netsuite.com under the headings “Company/Investors/Corporate Governance,” or in print by contacting Investor Relations at our principal executive offices.

Audit Committee

Our audit committee is comprised of Deborah Farrington, Steven J. Gomo, Catherine R. Kinney and Kevin Thompson, each of whom is a non-employee member of our board of directors. Mr. Thompson is the chairperson of our audit committee. Our board of directors has determined that each member of our audit committee meets the requirements for independence and financial literacy, and that each member qualifies as an audit committee financial expert under the applicable rules of the New York Stock Exchange and SEC rules and regulations. To the extent deemed necessary or appropriate, the audit committee, among other things:

•	selects and hires our independent auditors, and approves the audit and non-audit services to be performed by our independent auditors;

•	evaluates the qualifications, performance and independence of our independent auditors;

•	monitors the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviews the adequacy and effectiveness of our internal control policies and procedures and oversees our internal audit function;

•	discusses the scope and results of the audit with the independent auditors and reviews with management and the independent auditors our interim and year-end operating results;

•	prepares the audit committee report that the SEC requires in our annual proxy statement; and

•	reviews and approves in advance any proposed related party transactions.

Compensation Committee

Our compensation committee is comprised of Deborah Farrington, Kevin Thompson and Edward Zander, each of whom is a non-employee member of our board of directors. Ms. Farrington is the chairperson of our compensation committee. Our board of directors has determined that each member of our compensation committee meets the requirements for independence under the applicable rules of the New York Stock Exchange. To the extent necessary or appropriate, the compensation committee, among other things:

•

reviews and approves for our executive officers: annual base salaries, annual performance-based cash incentives, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control arrangements, and any other benefits, compensation or arrangements;

•	reviews the succession planning for our executive officers;

•	oversees compensation goals and performance-based cash incentive and stock compensation criteria for our employees;

•	reviews and recommends compensation programs for outside directors;

•	prepares the compensation discussion and analysis and compensation committee report that the SEC requires be included in our annual proxy statement; and

•	administers, reviews and makes recommendations with respect to our equity compensation plans.

Nominating and Governance Committee

Our nominating and governance committee is comprised of Deborah Farrington, Catherine R. Kinney and Edward Zander, each of whom is a non-employee member of our board of directors. Ms. Kinney is the chairperson of our nominating and governance committee. Our board of directors has determined that each member of our nominating and governance committee satisfies the requirements for independence under the applicable rules of the New York Stock Exchange. To the extent necessary or appropriate, the nominating and governance committee, among other things:

•	assists our board of directors in identifying prospective director nominees and recommends nominees for each annual meeting of stockholders to the board of directors;

•	reviews developments in corporate governance practices and develops and recommends governance principles applicable to our board of directors;

•	oversees the evaluation of our board of directors and management;

•	recommends members for each board committee to our board of directors; and

•	reviews and monitors our code of ethics.

Board Meetings and Attendance

The board held six meetings during the year ended December 31, 2012. Each director attended at least 75% of the aggregate number of the meetings of the board and of the committees on which he or she served during the period in 2012 for which he or she was a director or committee member, respectively. The following table sets forth the standing committees of the board, the number of meetings held by each committee in 2012 and the membership of each committee during the year ended December 31, 2012. Messrs. Nelson, Goldberg and Beane are omitted from the table below as they were not members of any of the standing committees of the board.

Name	Audit	Compensation	Nominating & Governance
Catherine R. Kinney	Member	—	Chair
Deborah Farrington	Member	Chair	Member
Kevin Thompson	Chair	Member	—
Edward Zander	—	Member	Member
Steven J. Gomo	Member	—	—
Number of Meetings held in 2012	8	7	3

Director Attendance at Annual Stockholder Meetings

Directors are encouraged, but not required, to attend our Annual Stockholder Meeting. Each of Messrs. Nelson, Goldberg, Beane, Thompson, Zander, and Gomo and Mss. Farrington and Kinney attended the 2012 Annual Meeting of Stockholders.

Corporate Governance

Risk Oversight

Our senior management team is responsible for managing the Company’s risk, and utilizes an enterprise risk management council consisting of a cross-functional team of senior functional area managers to assist management with risk assessment and mitigation planning. The enterprise risk management council also utilizes an independent, third party, risk management consulting firm and our internal audit department to assist with, advise on, and enhance the Company’s risk management process.

Our board of directors as a whole provides oversight over the Company’s enterprise risk management program. In performing this oversight, the board of directors focuses on what management and the board believe are the most significant risks, based upon a risk and mitigation assessment. The board of directors utilizes its committees, as appropriate, to assist the full board in carrying out this risk management oversight. At the request of the board of directors, the committees regularly review reports from management on top risks and related mitigation on approximately a quarterly basis, and provide reports to the full board. The audit committee of the board of directors, as required under its charter, inquires of, and provides oversight over, management and the Company’s independent auditor concerning significant financial risk or exposures and the steps management has taken to minimize those risks. The audit committee also oversees the internal audit function. The compensation committee and audit committee assist the full board in assessing compensation risks. The nominating and governance committee provides oversight over management and governance risk, including through its and the full board’s oversight of the succession planning process.

Our board of directors receives quarterly committee reports from each of the standing committees of the board of directors, which assist the board in overseeing Company’s enterprise risk management. Our board of directors and its committees also consider and discuss with management the processes in place relating to enterprise risk management and potential changes to such processes to be made in the future. Additional review or reporting of enterprise risks is conducted as needed or as requested by the board or any of its committees.

Board Independence

Our board of directors has undertaken a review of the independence of the directors and considered whether any director had a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that William Beane III, Deborah Farrington, Steven J. Gomo, Catherine R. Kinney, Kevin Thompson and Edward Zander, representing all of our non-employee directors and six of our eight total directors, are “independent directors” as defined under the applicable rules of the New York Stock Exchange, constituting a majority of independent directors of our board of directors as required by the rules of the New York Stock Exchange.

Board Leadership Structure

The board recognizes that one of its significant responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The board also recognizes that there is no single accepted approach for such structure. As a result, the board does not have a policy on whether or not the roles of the chairman of the board and chief executive officer should be separate. The board believes it should be free to determine what is best for the Company at a given point in time. Furthermore, if the chairman of the board is an employee, the board will appoint an independent director as the “lead independent director.”

Evan Goldberg, our founder and chief technology officer, is currently serving as our chairman of the board. Because Mr. Goldberg is an employee of the Company and is therefore not independent, the nominating and governance committee has appointed Deborah Farrington as our “lead independent director.” The lead independent director is responsible for coordinating the activities of the independent directors, chairing executive sessions of the independent directors, reviewing and overseeing the board agenda and leading the board in connection with matters that require a leader other than the chairman. Executive sessions of independent directors are generally held in connection with each regularly scheduled in-person board meeting and at other times as necessary. The board of directors’ policy is to hold executive sessions without the presence of management, including the chief executive officer and other non-independent directors. The audit committee and the compensation committee of the board of directors also generally meet in executive session at least on a quarterly basis and the nominating and governance committee generally meets in executive session on at least an annual basis and at other times as necessary.

In considering its leadership structure, the board has taken a number of factors into account. The board—which consists of a substantial majority of independent directors who are highly qualified and experienced—exercises a strong, independent oversight function. This oversight function is enhanced by the fact that all of the board’s committees—audit, compensation and nominating and governance—are comprised entirely of independent directors. Further, as discussed above, the board has designated one of its independent members as “lead independent director” with significant responsibilities. Based on these factors, the board believes that this leadership structure provides us with strong and consistent leadership and appropriate oversight.

Corporate Governance Guidelines and Code of Ethics

Our management and our board of directors regularly review and evaluate our corporate governance practices. The board of directors has adopted corporate governance guidelines that address the composition of and policies applicable to the board of directors. Our board of directors has adopted a code of ethics for our principal executive and senior financial officers. The code applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Any substantive amendments to or waivers of the code of ethics relating to the executive officers or directors of the Company will be disclosed promptly on our website. Our corporate governance guidelines and our code of ethics are available on our corporate website at www.netsuite.com under the headings “Company/Investors/Corporate Governance” or in print by contacting Investor Relations at our principal executive offices.

Under our corporate governance guidelines, a director appointed by our board to fill a vacancy must stand for election at our next annual meeting of stockholders, regardless of whether the other directors in the same class as the newly appointed director are standing for election at such annual meeting. In addition, our corporate governance guidelines provide that no director on our board may serve on the board of directors of more than three publicly traded companies in addition to our board. Finally, our corporate governance guidelines now contain equity ownership guidelines for our executive officers and non-employee directors. See the sections titled “Executive Compensation; Compensation Discussion and Analysis; Other Compensation Policies” and “Director Compensation; Equity Awards” for a description of these equity ownership guidelines.

Whistleblower Procedures

In accordance with the Sarbanes-Oxley Act of 2002, we have established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission of concerns regarding accounting or auditing matters. If an individual has a concern regarding questionable accounting, internal accounting controls or auditing matters, or the reporting of fraudulent financial information, such individual may report their concern by sending a letter (which may be anonymous at the discretion of the reporting person), to us at our principal executive offices to the attention of the general counsel or, if such individual is uncomfortable reporting to the general counsel, to the attention of the chairman of the audit committee. Individuals may also report their concerns by telephone or online (which may be anonymous at the discretion of the reporting person) by using our ethics reporting system available on our Intranet website.

Director Nomination Procedures

The nominating and governance committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the nominating and governance committee will take into consideration the needs of the board and the qualifications of the candidate. The nominating and governance committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the nominating and governance committee, a stockholder must submit the recommendation in writing and must include the following information:

•	the name of the stockholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time of ownership;

•	the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company; and

•	the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.

The stockholder recommendation and information described above must be sent to the corporate secretary at our principal executive offices and must be received by the corporate secretary not less than 90 days or more than 120 days prior to the anniversary date of our most recent annual meeting of stockholders. If the date of our annual meeting changes by more than 30 days from the anniversary of the prior year’s annual meeting then the stockholder recommendation and information described above must be received by the corporate secretary not later than the close of business on the tenth (10th ) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first.

The nominating and governance committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the board’s oversight of the business and affairs of NetSuite and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the nominating and governance committee examines a candidate’s specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments, potential conflicts of interest, interpersonal skills and compatibility with the board, ability to complement the competency and skills of the other board members and independence from management and the Company. The nominating and governance committee also seeks to have the board represent a diversity of backgrounds and experience.

Among other attributes, the nominating and governance committee may consider a director candidate’s diversity of background and personal experience. In this context, diversity may encompass a candidate’s particular race, ethnicity, national origin and gender, geographic residency, educational and professional history, community or public service, expertise or knowledge base and/or other tangible and intangible aspects of the candidate’s background in relation to the personal characteristics of current directors and other potential director candidates. The nominating and governance committee does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates, and a candidate’s background and personal experience, while important, does not necessarily outweigh other attributes or factors the nominating and governance committee may consider in evaluating any particular candidate.

The nominating and governance committee identifies potential nominees through independent research and through consultation with current directors and executive officers and other professional colleagues. The nominating and governance committee looks for persons meeting the criteria above. The nominating and governance committee also, from time to time, in its discretion, may engage firms that specialize in identifying director candidates. As described above, the nominating and governance committee will also consider candidates recommended by stockholders.

Once a person has been identified by the nominating and governance committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the nominating and governance committee determines that the candidate warrants further consideration by the committee, the chairman or another member of the committee would contact the person. Generally, if the person expresses a willingness to be considered and to serve on the board, the nominating and governance committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering. The nominating and governance committee members and other board members may also conduct one or more interviews with the candidate, either in person, telephonically or both. In certain instances, nominating and governance committee members or other board members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Company also conducts a background check prior to appointing any new board members. The nominating and governance committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the nominating and governance committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Communications with Directors

Our board encourages stockholders or other interested parties who are interested in communicating directly with our independent directors as a group to do so by writing to the independent directors in care of our Secretary. Stockholders and interested parties may each send communications by mail to: Secretary, NetSuite Inc., 2955 Campus Drive, Suite 100, San Mateo, CA 94403-2511. Interested party correspondence addressed to our independent directors will be reviewed by our Secretary or his or her designee, who will forward to our independent directors all correspondence that, in the opinion of our Secretary, deals with the functions of the board or committees thereof or that our Secretary otherwise determines is appropriate to be sent to them.

PROPOSAL 2

APPROVAL OF EXECUTIVE OFFICER PERFORMANCE-BASED CASH INCENTIVE PLAN

Our board of directors has adopted and is requesting that our stockholders approve the Executive Officer Performance-Based Cash Incentive Plan (the “Officer Cash Incentive Plan”), so that we may qualify performance-based cash incentives made under the plan as “performance-based compensation” under Section 162(m) of the Internal Revenue Code (“Section 162(m)”).

If our stockholders approve the Officer Cash Incentive Plan, we would be able to have the ability to deduct in full for federal income tax purposes the compensation recognized by our executive officers in connection with performance-based cash incentives paid under the Officer Cash Incentive Plan. Section 162(m) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. However, certain types of compensation, including performance-based compensation, are excluded from this deductibility limit. To enable performance-based cash incentives paid under the Officer Cash Incentive Plan to qualify as performance-based compensation within the meaning of Section 162(m), the material terms of the Officer Cash Incentive Plan must be approved by our stockholders.

If our stockholders approve the Officer Cash Incentive Plan, the Officer Cash Incentive Plan may be used for performance-based cash incentives awards to eligible Company executives beginning in the Company’s 2014 fiscal year. However, if a Company executive receives an award under this Officer Cash Incentive Plan in a future fiscal year, we do not anticipate granting an additional performance-cash incentive award to that executive for that fiscal year under the Executive Performance-Based Cash Incentive Plan as defined in the “Compensation Discussion and Analysis—Performance-Based Cash Incentives” section below. If our stockholders do not approve the Officer Cash Incentive Plan, we will not use this Officer Cash Incentive Plan.

Approval of the Officer Cash Incentive Plan requires the affirmative vote of the holders of a majority of the shares of our common stock that are present in person or by proxy and entitled to vote at the 2013 Annual Meeting.

Summary of the Executive Officer Performance-Based Cash Incentive Plan

The following paragraphs provide a summary of the principal features of the Officer Cash Incentive Plan and its operation. The following summary is qualified in its entirety by the Officer Cash Incentive Plan set forth in Appendix A.

Purpose. The purpose of the Officer Cash Incentive Plan is to motivate key executives to perform to the best of their abilities and to achieve the Company’s objectives. The Officer Cash Incentive Plan accomplishes this by paying awards under the Officer Cash Incentive Plan only after the achievement of the specified goals.

The Officer Cash Incentive Plan also is designed to qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code. Under Section 162(m), the Company may not receive a federal income tax deduction for compensation paid to our Chief Executive Officer and certain other highly compensated executive officers to the extent that any of these persons receives more than $1 million in any one year. However, if we pay compensation that is “performance-based” under Section 162(m), the Company still can receive a federal income tax deduction for the compensation even if it is more than $1 million during a single year. The Officer Cash Incentive Plan allows us to pay incentive compensation that is performance-based and therefore fully tax deductible on the Company’s federal income tax return.

Eligibility to Participate

The Officer Cash Incentive Plan will be administered by our compensation committee or such other committee designated by our board consistent with the requirements of Section 162(m). Our compensation committee selects which of our employees (and employees of our affiliates) will be eligible to receive awards under the Officer Cash Incentive Plan. The actual number of employees who will be eligible to receive an award during any particular year cannot be determined in advance because our compensation committee has discretion to select the participants. However, it is expected that between one and seven will participate in the Officer Cash Incentive Plan in any year.

Target Awards and Performance Goals

Each performance period, our compensation committee assigns each participant a target award and the performance goal or goals that must be achieved before an award actually will be paid to the participant. The participant’s target award is expressed as a percentage of his or her base salary. The performance goals require the achievement of objectives for one or more of the following measures: stock price; revenue; profit; bookings; cash flow; customer retention; customer satisfaction; net bookings; net income; net profit; operating cash flow; operating expenses; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; pre-tax profit; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; profit margin; debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; new product introductions; delivery performance; individual objectives; and total stockholder return. The performance goals may differ from participant to participant and from award to award, may be used alone or in combination, may be used to measure our performance as a whole or the performance of one of our business units, and may be measured relative to a peer group or index.

Actual Awards

After the performance period ends, our compensation committee certifies in writing the extent to which the pre-established performance goals actually were achieved or exceeded. The actual award that is payable to a participant is determined using a formula that increases or decreases the participant’s target award based on the level of actual performance attained. However, the Officer Cash Incentive Plan limits actual awards to a maximum of $5,000,000 per participant in any fiscal year, even if the formula otherwise indicates a larger award. If there are multiple performance periods ending in the same fiscal year, the aggregate amount paid with respect to all performance periods ending within that fiscal year cannot exceed the maximum specified in the previous sentence.

Actual awards are paid in cash as soon as administratively practicable, but no later than the dates set forth in the Officer Cash Incentive Plan. Under certain circumstances, our compensation committee has discretion to pay out all or part of an award if a participant terminates employment or in the event of a change of control of the Company.

Administration, Amendment and Termination

The compensation committee administers the Officer Cash Incentive Plan. Members of our compensation committee must qualify as outside directors under Section 162(m). Subject to the terms of the Officer Cash Incentive Plan, our compensation committee has sole discretion to:

•	determine the length of performance periods;

•	select the employees who will receive awards;

•	determine the target award for each participant;

•	determine the performance goals that must be achieved before any actual awards are paid;

•	determine a formula to determine the actual award (if any) payable to each participant; and

•	interpret the provisions of the Officer Cash Incentive Plan.

The board of directors or the compensation committee may amend or terminate the plan at any time and for any reason. The amendment or termination of the Officer Cash Incentive Plan will not, without the consent of the participants, alter or impair any rights or obligations under any awards granted under the Officer Cash Incentive Plan.

Federal Income Tax Consequences

Under present federal income tax law, participants will recognize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by the Company. If and to the extent that the Officer Cash Incentive Plan payments satisfy the requirements of Section 162(m) of the Code and otherwise satisfy the requirements for deductibility under federal income tax law, we will receive a deduction for the amount constituting ordinary income to the participant.

Awards to be Granted to Certain Individuals and Groups

Awards under the Officer Cash Incentive Plan are determined based on actual performance, so future actual awards (if any) cannot now be determined. The following table sets forth certain information regarding performance-based cash incentives paid during the last fiscal year for each of the named executive officers, for all current executive officers as a group and for all other employees who participated in our current Executive Performance-Based Cash Incentive Plan (formerly the “Executive Bonus Plan”) adopted in connection with our initial public offering for the 2012 fiscal year as a group:

Named Executive Officer	Performance-Based Cash Incentives Paid in 2012 ($)
Zachary Nelson	441,096
Evan Goldberg	182,275
James McGeever	208,264
Ronald Gill	160,925
James Ramsey	193,789
All current executive officers as a group (7 persons)	1,439,962
All non-executive officer employees who participated in our current Executive Performance-Based Cash Incentive during fiscal 2012	—

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

APPROVAL OF THE EXECUTIVE OFFICER PERFORMANCE-BASED CASH INCENTIVE PLAN IN PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On the recommendation of the audit committee, the board of directors has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. The board of directors recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the board of directors will reconsider its selection, though a change will not necessarily be made. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if the audit committee determines that such a change would be in our stockholders’ best interests.

KPMG LLP has audited our financial statements for the period beginning from December 31, 2005 to the fiscal year ended December 31, 2012. We expect representatives of KPMG LLP to be present at the Annual Meeting and available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

Audit and Non-Audit Fees

The following table sets forth fees billed for professional audit services and other services rendered to us by KPMG LLP during the fiscal years ended December 31, 2012 and 2011:

	Fiscal 2012(1)	Fiscal 2011(2)
Audit Fees(3)	$1,100,934	$986,900
Audit-Related Fees(4)	100,000	89,000
Tax Fees	—	—
All Other Fees	—	—

Total	$1,200,934	$1,075,900

(1)	Includes $30,934 for out-of-pocket expenses.

(2)	Includes $18,600 for out-of-pocket expenses.

(3)	Audit Fees include fees for professional services rendered in connection with the audit of our annual financial statements included in our Form 10-K, the review of the financial statements included in our Form 10-Q, attestation-related services in connection with Section 404 of the Sarbanes-Oxley Act of 2002 and services that are normally provided by KPMG in connection with statutory and regulatory filings or engagements for those fiscal years.

(4)	Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, including a SOC1 audit report.

Policy on Pre-Approval of Audit and Non-Audit Services

It is the policy of our audit committee to pre-approve all audit and permissible non-audit services to be performed by KPMG. Our audit committee pre-approves services by authorizing either generally or specifically projects within the categories outlined above, subject to budgeted amounts. To ensure prompt handling of unexpected matters, the audit committee delegates to the chair of the audit committee the authority to address any requests for pre-approval of services between audit committee meetings; provided, however, that such additional or amended services may not affect KPMG’s independence under applicable SEC rules. Any such pre-approval decisions that are made by the chair of the audit committee must be reported to the audit committee at its next scheduled meeting.

All KPMG LLP services and fees in fiscal 2012 were pre-approved by the audit committee.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE

APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, or the Securities Act, except to the extent the Company specifically incorporates it by reference into such filing.

Role of the Audit Committee

The audit committee operates under a written charter originally adopted by the board of directors on April 11, 2007, which provides that its functions include the oversight of the quality of the Company’s financial reports and other financial information and its compliance with legal and regulatory requirements, the appointment, compensation and oversight of the Company’s independent registered public accounting firm including reviewing their independence, reviewing and approving the planned scope of the Company’s annual audit, reviewing and pre-approving any non-audit services that may be performed by the Company’s independent registered public accounting firm, reviewing with management and the Company’s independent registered public accounting firm the adequacy of internal financial controls, overseeing and monitoring the Company’s internal audit function, assisting with overseeing the Company’s enterprise risk management program, and reviewing the Company’s critical accounting policies and estimates, and the application of U.S. generally accepted accounting principles. The audit committee held eight (8) meetings during 2012.

The audit committee oversees the Company’s financial reporting process on behalf of the board of directors. Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and an independent audit of the Company’s internal control over financial reporting, both in accordance with the standards of the Public Company Accounting Oversight Board (United States). The audit committee’s responsibility is to monitor and oversee this process.

Review of Audited Financial Statements for Fiscal Year Ended December 31, 2012

The audit committee reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2012 with management. The audit committee discussed with KPMG LLP the matters required to be discussed under the Public Company Accounting Oversight Board standards.

The audit committee received the written disclosures and the letter from KPMG LLP required by Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence (Communication with Audit Committees Concerning Independence) and the audit committee has discussed with KPMG LLP its independence from the Company and its management.

The Company’s management has established and the audit committee has reviewed and approved procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, including the confidential, anonymous submission by NetSuite employees, received through established procedures, of concerns regarding questionable accounting or auditing matters.

Based on the audit committee’s review and discussions with management and KPMG LLP, the audit committee recommended to the board of directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the Securities and Exchange Commission.

Members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the audit committee oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles or that KPMG LLP is in fact “independent.”

THE AUDIT COMMITTEE

Kevin Thompson (Chair)

Deborah Farrington

Catherine Kinney

Steven J. Gomo

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of February 28, 2013 by: (i) all those known by us to be beneficial owners of more than five percent of the outstanding shares of our common stock; (ii) each of our directors and director nominees; (iii) each executive officer named in the Summary Compensation Table below; and (iv) all directors and executive officers as a group. This table is based on information provided to us or filed with the SEC by our directors, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned.

Applicable percentage ownership is based on 73,370,560 shares of common stock outstanding at February 28, 2013. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, warrants, restricted stock units or other convertible securities held by that person or entity that are currently exercisable or exercisable or otherwise may be acquired within 60 days of February 28, 2013. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an “*”.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o NetSuite Inc., 2955 Campus Drive, Suite 100, San Mateo, CA 94403-2511.

	Shares Beneficially Owned
Name of Beneficial Owner	Common Shares Currently Held (a)	Common Shares That May Be Acquired Within 60 Days of February 28, 2013(1) (b)	Total Beneficial Ownership (a)+(b)	Percent of Class (%)(2)
5% Stockholders:
Entities beneficially owned by Lawrence J. Ellison(3)	31,964,891	—	31,964,891	43.57
FMR LLC(4)	5,526,499	—	5,526,499	7.53

Directors and Executive Officers:
Zachary Nelson	828,847	243,142	1,071,989	1.46
Evan Goldberg	2,755,764	453,458	3,209,222	4.35
James McGeever	175,926	21,576	197,502	*
Ronald Gill	10,883	29,054	39,937	*
James Ramsey	403	11,561	11,964	*
William Beane III	5,220	16,260	21,480	*
Deborah Farrington(5)	480,790	61,595	542,385	*
Steven J. Gomo	—	2,077	2,077	*
Catherine R. Kinney	2,024	46,703	48,727	*
Kevin Thompson	5,030	7,034	12,064	*
Edward Zander	7,244	45,453	52,697	*
All executive officers and directors as a group (13 persons)	4,297,815	977,223	5,275,038	7.10

*	Less than 1%.

(1)	Includes shares issuable upon exercise of outstanding options held by our directors and executive officers exercisable within 60 days of February 28, 2013. Also includes shares issuable within 60 days of February 28, 2013 upon vesting of restricted stock units held by our executive officers.

(2)	For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 73,370,560 shares of common stock outstanding as of February 28, 2013, plus the number of shares of common stock that such person or group had the right to acquire within 60 days after February 28, 2013.

(3)	31,964,891 shares are held by NetSuite Restricted Holdings LLC, the membership interests of which are beneficially owned by Lawrence J. Ellison through a revocable trust. The LLC Operating Agreement for NetSuite Restricted Holdings LLC is subject to various terms and restrictions with respect to future voting and disposition of the shares held by such entity. See the section titled “Certain Relationships and Related Transactions/Lawrence J. Ellison” for a description of these terms and restrictions. The address for NetSuite Restricted Holdings LLC is One Bush Street, Suite 650, San Francisco, CA 94104. Excludes 2,292,240 shares held in trust for David Ellison and 1,076,119 shares held directly by David Ellison. Also excludes 2,292,240 shares held in trust for Margaret Ellison and 1,076,119 shares held directly by Margaret Ellison. Mr. Ellison and NetSuite Restricted Holdings LLC disclaim beneficial ownership of the excluded shares.

(4)	Based solely on the information reported in the Schedule 13G filed with the SEC by FMR LLC and Edward C. Johnson 3d on February 14, 2013. Consists of 5,526,499 shares beneficially held by FMR LLC and Mr. Johnson, 207,760 shares for which FMR LLC possesses sole voting power and 5,526,499 shares for which FMR LLC and Mr. Johnson possess sole dispositive power. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 5,318,939 shares as a result of acting as investment adviser to various investment companies. The principal address for FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(5)	542,385 includes 478,279 shares held by StarVest Partners, L.P. and 2,511 shares held by Deborah Farrington. Deborah Farrington, Jeanne Sullivan and Laura Sachar possess shared voting and dispositive power over the shares held by StarVest Partners, L.P.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows information related to our common stock which may be issued under our existing equity compensation plans as of December 31, 2012, including our 1999 Stock Plan (the “1999 Plan”) and the 2007 Equity Incentive Plan (the “2007 Plan”):

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(2)	5,630,578	$18.28	3,122,531	(3)

(1)	This does not include restricted stock units or performance share units which have a purchase price of $0.00 per award.

(2)	Consists of options granted under the 1999 Plan and option grants, restricted stock awards, restricted stock units and performance share units made under the 2007 Plan.

(3)	Consists of 2,780,781 shares that remain available for future grant under the 2007 Plan, which includes shares that rolled over from the 1999 Plan. Shares under the 2007 Plan are subject to automatic increase on January 1 of each year beginning in our 2009 fiscal year equal to the least of: (a) 9,000,000 shares, (b) 3.5% of the number of shares on the last day of the immediately preceding fiscal year that are outstanding and issuable pursuant to outstanding awards under our equity plans, or (c) such other amount as our board of directors may determine. We will not make future grants under the 1999 Plan. On January 1, 2013, the 2007 Plan was automatically increased by 2,752,087 shares. As of December 31, 2012, we had allocated 341,750 shares for 2013 and 2014 performance share units.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for 2012 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Executive Summary

Overview

Our goal is to be the leading provider of cloud-based business management software suites, including Enterprise Resource Planning (“ERP”), Customer Relationship Management (“CRM”), Professional Services Automation (“PSA”) and Ecommerce functionality that enable companies to manage most of their core business operations in our single integrated suite. In order to support our strategy and to continue to deliver strong execution, we strive to provide an executive compensation program that is aimed to attract and retain talented and qualified senior executives to manage and lead our Company and to motivate them to pursue and meet our corporate objectives. To achieve our objectives, we use a mix of compensation elements including base salary, performance-based cash incentives, equity incentives, change of control benefits and employee benefits. In 2012, we positioned the components of total compensation for our named executive officers with an emphasis on equity compensation, with a greater percentage allocated towards performance-based equity awards rather than time-based equity awards.

Our named executive officers for fiscal year 2012 were:

•	Zachary Nelson, President and Chief Executive Officer

•	Evan Goldberg, Chief Technology Officer

•	James McGeever, Chief Operating Officer

•	Ronald Gill, Chief Financial Officer

•	James Ramsey, Executive Vice President, Worldwide Sales and Distribution*

*As disclosed in a Form 8-K filed with the SEC on February 1, 2013, and amended on April 22, 2013, Mr. Ramsey will be on a leave of absence from the Company effective April 30, 2013, and is no longer an executive officer with reporting requirements under Section 16 of the Securities Exchange Act of 1934 effective April 1, 2013.

Pay for Performance

We believe the compensation program for our named executive officers in 2012 and prior years was instrumental in helping us achieve strong financial performance in 2012. For 2012,

•	Revenue grew to $308.8 million, representing an increase of $72.5 million or 31% increase year-over-year.

•	Non-GAAP net income grew to $19.1 million in 2012, an increase of $8.3 million or 77% over the prior year.

•	Non-GAAP operating income grew to $22.1 million in 2012, an increase of $9.5 million or 75% increase over the prior year.

•	Operating cash flow grew to $54.3 million in 2012, representing an increase of $18.0 million or 50% over the prior year.

Our strong 2012 performance was a critical factor in determining the compensation outcomes for 2012. We believe that a compensation program designed around performance metrics is instrumental in helping us achieve strong financial performance. As a result of strong revenue growth and operating income in fiscal 2012, our named executive officers received above-target payouts under the performance stock unit awards (PSUs).

Our compensation strategy is to provide market-competitive compensation that is weighted toward performance-based compensation for both cash compensation and equity compensation. Consistent with this philosophy, we increased the base salaries and performance-based cash incentives for our named executive officers (other than Mr. Ramsey) to bring them closer to applicable public company comparables, except for Mr. Goldberg whose total cash compensation opportunity was set above the targeted range because of his unique contributions to the Company. Mr. Ramsey’s total cash compensation opportunity remained the same because it was within the targeted range of applicable public company comparables. Performance-based incentives continued to constitute by far the largest portion of potential compensation for our named executive officers. The following charts show the pay mix of (i) our CEO and (ii) all other named executive officers, for 2012:

The percentages above were calculated using base salary, cash incentive compensation, grant date fair value of equity awards (not cash actually received), and all other compensation as reported in the Summary Compensation Table.

2012 Key Compensation Actions

Other highlights of our 2012 executive compensation policies and practices were as follows:

•

Equity Awards Tied to Revenue and Non-GAAP Operating Margin. In 2012, we granted PSUs to our named executive officers that were tied to the Company’s performance within and over a three-year period. By granting PSUs with a multi-year performance period and establishing in the year of grant short-term and long-term incentives related to two of the Company’s core performance objectives, we strengthened the pay-to-performance alignment of our long-term incentive compensation. This further aligns the interests of our named executive officers with those of our stockholders.

•

Caps on Performance-Based Incentive Compensation. For 2012, we capped performance-based cash incentive compensation at 175% of the payout target and performance-based equity compensation at 200% of the payout target.

•

Increases to Base Salaries and Performance-Based Cash Incentive Opportunities. In 2012, we increased the base salary and performance-based cash incentive opportunities for all of our named executive officers (other than Mr. Ramsey) to bring them closer to the targeted range of comparable executives at our peers. Despite these increases, the base salaries and performance-based cash incentive opportunities for our named executive officers generally remained at or below the low-end of the targeted range of comparable executives at our peers, except for Mr. Goldberg whose base salary and performance-based cash incentive opportunities were higher given his unique contributions to our company.

•

Limit All Other Compensation. We limit all other compensation to our named executive officers. For example, we do not have: guaranteed performance-based cash incentives, executive perquisites such as club memberships or financial planning services, and we do not have any separate executive retirement plan that is not generally available to all employees.

•

Policy Against Hedging. Our Insider Trading Compliance Policy prohibits members of our board of directors and our executive officers from engaging in short sales, short-term trading, short-term or speculative transactions giving the insider the ability to profit from a decline in our stock price, transactions involving derivative securities relating to the Company’s common stock, such as trades in puts or calls, and hedging transactions.

Impact of 2011 Stockholder Advisory Vote on 2012 Executive Compensation

In May 2011, we conducted a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say on pay” vote, at our Annual Meeting of Stockholders. Our stockholders overwhelmingly approved the compensation of the named executive officers, with approximately ninety-eight percent (98%) of stockholder votes cast in favor of our executive compensation program.

As the compensation committee evaluated our executive compensation policies and practices throughout 2012, it was mindful of the strong support our stockholders expressed for our compensation philosophy and objectives. As a result, the compensation committee decided to retain our general approach to executive compensation, with an emphasis on incentive compensation that rewards our most senior executives when they deliver value for our stockholders, and, except as noted above, made no significant changes to our executive compensation program.

Consistent with the recommendation of the board of directors and the preference of our stockholders as reflected in the advisory vote on the frequency of future say on pay votes conducted at our 2011 Annual Meeting of Stockholders, the board of directors has adopted a policy providing for triennial advisory votes on the compensation of our named executive officers. Accordingly, the next advisory vote on the compensation of our named executive officers will take place in 2014.

Compensation Objectives

The goal of our executive compensation program is to tie executive compensation to the performance of the Company and management. We have created a compensation program that has a mix of short-term and long-term components, cash and equity elements and fixed and contingent payments in proportions that we believe will provide appropriate incentives to retain and incentivize our named executive officers and other senior executives and management team and help to:

•

support our performance-based approach to managing pay levels to foster a goal oriented, highly-motivated management team whose members have a clear understanding of business objectives and shared corporate values;

•	link pay to performance using defined and measurable metrics;

•	align the interests of our executive officers with those of our stockholders;

•	allocate company resources to effectively exploit our technological capabilities in the development of new applications and services; and

•	achieve internal equity across our organization based upon position and level of responsibility.

We also strive to ensure that our executive compensation program is competitive with the practices of the companies with which we compete for talent.

Compensation for each named executive officer is comprised of a base salary, short-term performance-based cash incentives and long-term equity incentives. The base salary is generally reviewed annually and adjustments are considered based on the individual performance of the executive officer, level of experience or tenure in their position and an evaluation of the competitive market based data derived from our Select Peer Group (as described below) and other relevant public company data. The short-term cash incentives are based upon achievement of corporate objectives and individual performance. The long-term equity incentives are designed to provide long-term compensation based on Company performance, as reflected in the value of the shares of the Company’s common stock underlying the equity compensation compared to the purchase price of those shares, if any. With the significant weighting toward long-term equity incentives, we seek to reward our named executive officers when we generate stockholder returns. At the same time, if our efforts do not generate positive stockholder returns, a significant portion of the compensation for our named executive officers is at risk, which we believe aligns their interests with the interests of our stockholders.

Role of the Compensation Consultant

The compensation committee has the authority to engage independent advisors to assist the committee in carrying out its responsibilities. For 2012, the compensation committee selected and directly retained the services of Compensia, Inc. (“Compensia”), a national executive compensation consulting firm. Compensia reported directly to the committee and not to management. Compensia reviewed and advised on all principal aspects of the executive compensation program, including, but not limited to, providing recommendations regarding the composition of our Select Peer Group, analyzing peer group proxy statements, compensation survey data, and other publicly available data (including applying its experience with other companies), and reviewing and advising on executive total compensation, including base salaries, annual and long-term incentives, including associated performance goals. For 2012, Compensia also assisted the compensation committee with our equity compensation strategy, including providing data for establishing a target burn rate, grant value levels, and the appropriate mix and weight of different equity vehicles. Based on the consideration of the various factors as set forth in the rules of the SEC, the compensation committee does not believe that its relationship with Compensia and the work of Compensia on behalf of the compensation committee has raised any conflict of interest.

Compensation Setting Process

Our board of directors established a compensation committee as a regular committee of the board of directors in 2007. The compensation committee currently consists of Ms. Farrington, as chairperson of the committee, Mr. Thompson and Mr. Zander. Each member has been determined to be and each current member remains an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. In accordance with its charter, for 2012 and beyond the compensation committee has and will evaluate, approve, administer and interpret our executives’ compensation and benefit policies.

In 2012, our compensation committee, in consultation with Compensia, took the following actions in connection with setting the compensation of our named executive officers:

•	with input from our management team, reviewed and made appropriate adjustments to our Select Peer Group, as described below;

•	developed recommendations with regard to executive compensation structures with reference to the Select Peer Group;

•

reviewed our practice regarding chief executive officer compensation, including determining evaluation criteria, reviewing the performance and determining the compensation earned, paid or awarded to our chief executive officer, independent of input from him;

•

assessed our policy to review on an annual basis the performance of our named executive officers with assistance from our chief executive officer and determining what it believed to be appropriate total compensation based on competitive levels as measured against our Select Peer Group; and

•	considered the results of the advisory ‘say-on-pay’ vote.

Participation of Management in Compensation Decisions

The compensation committee works collaboratively with members of management as well as Compensia in designing and developing new compensation programs applicable to our named executive officers and other executive officers. The compensation committee directs management, including the chief executive officer, to prepare reports and recommendations for the review, discussion, modification and final approval by the board of directors or the compensation committee with respect to various aspects of our named executive officers’ total compensation. The compensation committee believes, for example, that the executive officers have greater day-to-day insight into the key metrics on which company performance should be evaluated. Consequently, the compensation committee directs the chief executive officer, and for certain matters, the chief financial officer, to prepare recommendations with respect to appropriate qualitative and quantitative criteria on which our named executive officers’ performance might be based.

The compensation committee may use these reports and recommendations provided by the chief executive officer or other executive officers in discharging its duties with respect to reviewing and setting named executive officer compensation. Other resources that our compensation committee may rely upon include the individual board’s member’s respective experiences and recommendations, recommendations of Compensia, peer or competitive compensation data provided by Compensia or management, the deliberative process of the compensation committee, and any other resources that the compensation committee may determine are relevant. Once the compensation committee believes that it has the information necessary to conduct its deliberations, it does so without further input of our named executive officers when discussing the chief executive officer’s compensation; and with input of the chief executive officer, and often with his participation in the deliberations, when discussing the compensation for the remaining named executive officers.

Once the compensation committee has made compensation decisions with respect to our named executive officer compensation, neither the chief executive officer nor any other named executive officer has any discretion or authority to increase or decrease the approved compensation, whether in the form of base salary, cash incentive compensation, equity compensation or benefits.

Competitive Market Review

We compete with many other technology companies in seeking to attract and retain a skilled workforce and aim to attract and retain the most highly qualified executives to manage each of our business functions. In doing so, we compete for a pool of talent that is highly sought after by both large and established technology companies and earlier stage companies, including on-demand software and customer relationship management/enterprise software companies and other companies seeking similar skill sets in our geographic area, and in some cases, nationally and internationally. Larger and more established organizations in our industry seek to recruit top talent from smaller and less established companies in the sector just as smaller organizations look to attract and retain the best talent from the industry as a whole.

To succeed in attracting top executives and retaining our current named executive officers, we draw upon and access surveys and data, as well as other relevant nationally recognized surveys (as listed below) to ensure we remain current on compensation trends. Our management and compensation committee review data that analyzes various cross-sections of our industry, including on-demand software services companies, software companies in our geographic area where we compete for talent and accounting software companies.

Market Comparisons: How We Define Our Market and How We Use Market Compensation Data

During 2012, Compensia conducted a total executive compensation review for the compensation committee that compared and analyzed our named executive officers’ total compensation levels to those of executives at the companies in our Select Peer Group. Compensia worked directly with our compensation committee in 2012 to analyze the results of this review so that the compensation committee could make fully informed decisions in setting total compensation levels for our named executive officers.

Defining the Market

In 2012, we used two public company market references to compare our total compensation practices and amounts for our named executive officers to those in the market:

•	Publicly-Held Companies Survey. Radford July 2011 High-Tech Industry Executive Compensation Survey; and

•

Select Peer Group. Publicly available compensation data for: Advent Software, Inc., Ariba Inc., athenahealth, Inc., Blackbaud, Inc., CommVault Systems, Inc., Concur Technologies, Inc., Fortinet, Inc., j2 Global, Inc., Qlik Technologies Inc., RealPage, Inc., SolarWinds, Inc., SuccessFactors, Inc., Synchronoss Technologies, Inc., Taleo Corp., and The Ultimate Software Group, Inc.

In assembling the fiscal 2012 Select Peer Group, the compensation committee considered companies that met the following criteria: (1) companies with similar financial, industry and size characteristic as us; (2) publicly traded software companies, principally on-demand software companies; and (3) companies that may compete with us for key leadership talent. In reviewing the Select Peer Group for appropriateness for 2012, as compared to 2011, Constant Contact, Inc., DealerTrack Holdings, Inc., Digital River, Inc., salesforce.com, inc., and Websense, Inc. were removed from the list of comparable companies because they did not fit the criteria set forth above, and Art Technology Group was removed from the list because it was acquired by Oracle Corporation and Epicor Software Corporation was removed from the list because it was acquired by entities owned by Apax Partners, L.P. and Apax Partners, LLP. Additionally, CommVault Systems, Inc., Fortinet, Inc., j2Global, Inc., Qlik Technologies, Inc., RealPage, Inc., and Synchronoss Technologies, Inc. were added because they fit the criteria used to select our Select Peer Group companies. The compensation committee continued to review the compensation data from salesforce.com, inc. for reference purposes only.

The median revenue of the Select Peer Group was $300.9 million for the four quarters completed as of September 28, 2011, the median market capitalization of the Select Peer Group was $2,153.3 million as of December 5, 2011 and the median headcount of the Select Peer Group was 1,164 employees. At the end of 2011, our revenue was $236.3 million, our market capitalization was $2,762.6 million and we had 1,265 employees. We intend to review the Select Peer Group at least annually.

Determining Market Levels and Impact on Compensation Decisions

We seek to provide competitive total compensation to each of our named executive officers while taking into account the unique requirements and skills of each of our named executive officers. The compensation committee, with assistance from Compensia, compares our practices and levels by each primary compensation component: target annual cash compensation, which includes base salary and target annual cash incentive compensation, annual equity compensation, and total direct compensation, which includes base salary, target annual cash incentive compensation and annual equity compensation. In 2012, the compensation committee targeted each primary annual compensation component (other than benefits) to the 50th and 75th percentile range of the Select Peer Group companies. The compensation committee believed that this percentile range was appropriate given our financial performance as compared with the Select Peer Group companies. In addition, the PSUs granted to our named executive officers were intended to target at or above the 90th percentile range of the Select Peer Group companies on an annualized basis, assuming achievement of superior financial performance targets. The compensation committee believed this design was appropriate because the performance shares only would become eligible to vest if we achieved our performance goals, reinforcing a pay for performance philosophy. No compensation component was targeted to a specific percentile, however. Where total compensation or a specific component of compensation is not within the targeted ranges, the compensation committee used the competitive market data as one factor in making its compensation decision, but also took into account factors specific to a named executive officer in making its final compensation decisions, including each named executive officer’s position and functional role, seniority, experience, performance and overall level of responsibility.

Components of our Compensation Program

Our executive compensation program consists of four primary components: base salary; performance-based cash incentives; long-term equity-based incentives; and benefits, including post-employment compensation arrangements. We chose to build our executive compensation program around each of the above elements because we believe that each individual component is useful in achieving one or more of the objectives of our program and we believe that, together, they have been and will continue to be effective in achieving our overall objectives.

Base salaries, performance-based cash incentives and equity awards are set based on a combination of corporate objectives and individual performance. We utilize short-term compensation, including performance-based cash incentives, to motivate and reward our key executives in accordance with our “pay-for-performance” philosophy. We use equity-based incentives to align the interests of our senior executives with those of our stockholders and to promote a longer term performance perspective and achievement of our long-term strategy. Total equity ownership for our named executive officers is reviewed at least annually. Finally, we use benefits, including post-employment compensation arrangements, as a means of retaining our named executive officers and reducing the degree to which the possible loss of employment might affect our executives’ willingness to take risks and/or enter into strategic relationships and transactions that, while potentially beneficial to our stockholders, might result in the termination of the executive’s employment.

Our executives’ total compensation may vary significantly year to year based on company, functional area and individual performance. Further, the value of equity awards made to our named executive officers will vary based on our stock price performance.

Weighting of Elements in our Compensation Program

The use and weight of each compensation element is based on a subjective determination by the compensation committee of the importance of each element in meeting our overall objectives. In general, we seek to put a significant amount of each named executive officer’s total potential compensation “at risk” based on corporate and individual performance. As a result, compensation paid in the form of base salary and benefits represented less than one-quarter of each named executive officer’s potential total compensation at target performance levels for 2012. We believe that, as is common in the technology sector, equity-based awards are a significant compensation-related motivator in attracting and retaining employees and that base salary and performance-based cash incentive levels are, in many instances, secondary considerations to many employees, particularly at the executive and managerial levels.

Base Salary. Base salary is used to recognize the experience, skills, knowledge and responsibilities required of each named executive officer, as well as the prevailing market conditions. The base salary of our named executive officers will be generally reviewed on an annual basis and adjustments may be made to reflect performance-based factors, as well as competitive conditions, experience and tenure. We have not and currently do not intend to apply specific formulas to determine increases. We have, however, in the past few years referred to public company surveys, as well as data from our Select Peer Group, and may in the future continue to compare our base salary against those public companies we consider to be appropriate market comparables. Where it is determined that our base salary is not competitive, market data may inform, but will not be the sole basis for, decisions to adjust base salary.

In 2012, the compensation committee reviewed the base salaries of our named executive officers focusing on the competitiveness of these salaries, based on compensation survey data and our Select Peer Group and where each named executive officer’s base salary fell within the targeted range. Based on that information and the desire to retain our named executive officers, the compensation committee determined that an increase in base salary was warranted for each named executive officer (other than Mr. Ramsey) to bring his base salary closer to the targeted range of our Select Peer Group. Mr. Goldberg’s base salary was set above the target range of our Select Peer Group in recognition of his unique contributions to the Company. The base salary increases were effective as of April 1, 2012. No change was made to Mr. Ramsey’s 2012 base salary because his total cash compensation opportunity was within the targeted range of applicable public company comparables.

The table below illustrates the base salaries in effect for 2012 for our named executive officers.

Named Executive Officer	2012 Base Salary ($)
Zachary Nelson	476,250	(1)
Evan Goldberg	393,750	(2)
James McGeever	345,000	(3)
Ronald Gill	297,500	(4)
James Ramsey	250,000

(1)	Effective April 1, 2012, Mr. Nelson’s annual base salary was increased from $450,000 to $485,000.

(2)	Effective April 1, 2012, Mr. Goldberg’s annual base salary was increased from $375,000 to $400,000.

(3)	Effective April 1, 2012, Mr. McGeever’s annual base salary was increased from $300,000 to $360,000.

(4)	Effective April 1, 2012, Mr. Gill’s annual base salary was increased from $275,000 to $305,000.

Performance-Based Cash Incentives. Performance-based cash incentives are paid to our named executive officers based on the achievement of corporate performance objectives and a qualitative assessment of the applicable officer’s individual performance, each as determined by the compensation committee. The corporate objectives may change from year to year as the Company and market conditions continue to evolve and different priorities are established, but the compensation committee plans to continue to set those performance objectives and to measure performance against them. In 2012, the cash incentive compensation target percentage for our named executive officers ranged from 50% to 100% of annual base salary. The compensation committee used external market data to determine the applicable target percentages for each named executive officer.

2012 Performance-Based Cash Incentive Program

In March 2012, the compensation committee established performance-based cash incentives for our named executive officers under the Executive Performance Based Cash Incentive Plan for 2012 (the “2012 Cash Incentive Program”), which consisted of a financial metric component (75% weight) and an individual performance component (25% weight). The target annual performance-based cash incentive amounts and allocation of the financial metric component and individual performance component as a percentage of the total annual performance-based cash incentives for each named executive officer were as follows:

Named Executive Officer	2012 Target Performance- Based Cash Incentive ($)		Financial Metric Component (%)	Individual Performance Component (%)
Zachary Nelson	476,250	(1)	75	25
Evan Goldberg	196,875	(2)	75	25
James McGeever	230,000	(3)	75	25
Ronald Gill	174,750	(4)	75	25
James Ramsey	250,000		75	25

(1)	Effective April 1, 2012, Mr. Nelson’s annual target performance-based incentive was increased from $450,000 to $485,000.

(2)	Effective April 1, 2012, Mr. Goldberg’s annual target performance-based incentive was increased from $187,500 to $200,000.

(3)	Effective April 1, 2012, Mr. McGeever’s annual target performance-based incentive was increased from $200,000 to $240,000.

(4)	Effective April 1, 2012, Mr. Gill’s annual target performance-based incentive was increased from $150,000 to $183,000.

In determining the target annual performance-based cash incentive amounts for 2012, the compensation committee focused on the competitiveness of these target amounts, based on compensation survey data and our Select Peer Group and where each named executive’s officer’s target amount fell within the targeted range. Based on that information and the desire to retain our named executive officers, the compensation committee determined that an increase to the target annual performance-based cash incentive amounts for all of the named executive officers (other than Mr. Ramsey) was warranted to bring their target amounts closer to the targeted range except for Mr. Goldberg’s increase, which was set above the targeted range due to his unique contributions. These increases generally were proportionate to the base salary increases, except for Mr. Gill whose 2012 target annual performance-based cash incentive represented a greater percentage of his base salary as compared with 2011 in an effort to bring his total cash compensation opportunity closer to the targeted range of the Select Peer Group. No change was made to Mr. Ramsey’s target performance-based cash incentive amount, which represented 100% of his 2012 base salary. The compensation committee believed that Mr. Ramsey’s total cash compensation opportunity in 2012 provided the appropriate incentives.

Individual Performance Component. For the individual performance component, payments were determined at the discretion of the compensation committee based on a qualitative assessment of each named executive officer’s individual performance by considering criteria such as professional effectiveness, leadership, strategic and operational execution and creativity. For 2012, seventy-five percent (75%) of each named executive officer’s individual performance component was a quarterly component and allocated evenly over each quarter and paid quarterly based on quarterly performance and the other twenty-five percent (25%) was an annual component and paid annually based on annual performance. The compensation committee retained the ability to increase or decrease performance-based cash incentive awards, and to make additional awards.

For 2012, the compensation committee determined that the named executive officers achieved the following payout levels against their individual goals for the quarterly individual performance component.

	Q1	Q2	Q3	Q4	ANNUAL
Zachary Nelson	75%	95%	90%	95%	95%
Evan Goldberg	100%	95%	85%	80%	90%
James McGeever	70%	100%	85%	90%	86%
Ronald Gill	85%	85%	100%	95%	91%
James Ramsey	95%	90%	90%	100%	100%

Financial Metric Component. For all named executive officers other than Mr. Ramsey, the financial metric component for 2012 consisted of three core company performance objectives: a GAAP revenue target, a non-GAAP operating income target and an operating cash flow target.

For purposes of the 2012 Cash Incentive Plan, the “non-GAAP operating income” excluded stock compensation expense, amortization of intangibles, business combination costs, and costs associated with settlement of patent dispute. For purposes of the 2012 Cash Incentive Plan, the “operating cash flow” was the same as GAAP operating cash flow excluding the impact of cash disbursements relating to business combination costs. The weighting for each of these company performance objectives as a percentage of the financial metric component was as follows:

Company Performance Objectives	Percentage of Total Financial Metric Component (%)
GAAP Revenue Target	70
Non-GAAP Operating Income Target	15
Operating Cash Flow Target	15

For Mr. Ramsey, the financial metric component for 2012 consisted entirely of a gross sales target. “Gross sales” is an internal metric that the Company uses to track sales performance consistent with its past practices.

Achievement of each of the corporate objectives are determined and paid out quarterly. Actual payouts under each of the corporate objectives were calculated on a sliding scale based on the outcome on each metric. More specifically, the payouts under the 2012 Cash Incentive Program were subject to the following thresholds and caps per target:

Revenue Target: The Company’s 2012 revenue objective initially was established at $69.5 million in the first quarter, $75.0 million in the second quarter, $78.8 million in the third quarter and $83.8 million in the fourth quarter, calculated in accordance with generally accepted accounting principles, or GAAP. In June 2012, the compensation committee, with input from the Company’s management team, increased the revenue target for each of the final three quarters in light of the Company’s recently-completed acquisitions. The revised 2012 revenue objective was: $75.3 million in the second quarter, $79.8 million in the third quarter and $85.0 million in the fourth quarter. With respect to the revenue objective, the minimum threshold for a performance-based cash incentive payment under this metric was achievement of 95% of the revenue objective. If the minimum threshold was not met, no performance-based cash incentive would be earned for the revenue objective. If the initial threshold of at least 95% of the revenue objective was achieved, there would be a payment of 25% of the target cash incentive applicable to the revenue objective. For achievement above the minimum threshold, the incentive amount would increase linearly upon achievement of up to 105% of the revenue objective. Each named executive officer could earn a cash incentive of up to 175% of his target cash incentive for an achievement of 105% or greater of the revenue objective.

For 2012, our actual achievement against each of our quarterly revenue objectives and related payout levels (shown as a percentage of quarterly revenue payout targets) were as follows: 99.7% achievement resulting in

95% payout in the first quarter, 99.2% achievement resulting in 85% payout in the second quarter, 99.9% achievement resulting in 95% payout in the third quarter and 99.9% achievement resulting in 95% payout in the fourth quarter.

Operating Income: The Company’s 2012 non-GAAP operating income objective was $2.7 million in the first quarter, $3.9 million in the second quarter, $5.0 million in the third quarter and $6.1 million in the fourth quarter. If the Company achieved 95% of the 2012 non-GAAP operating income target in any quarter then the initial threshold would be met resulting in a payment of 25% of the target cash incentive applicable to the non-GAAP operating income objective. For achievement above the target threshold, then the cash incentive amount would increase linearly upon achievement of up to 104% of the 2012 non-GAAP operating income target and each named executive officer could earn a cash incentive equal to 175% of the target cash incentive for an achievement at this maximum threshold or greater.

For 2012, our actual achievement against each of our quarterly non-GAAP operating income targets and related payout levels (shown as a percentage of net income payout targets) were as follows: 174.6% achievement resulting in a 175% payout in the first quarter, 143.4% achievement resulting in a 175% payout in the second quarter, 128.4% achievement resulting in a 175% payout in the third quarter and 88.7% achievement resulting in 0% payout in the fourth quarter.

Operating Cash Flow Target: The Company’s 2012 operating cash flow objective was $10.3 million in the first quarter, $16.4 million in the second quarter, $16.7 million in the third quarter and $18.5 million in the fourth quarter. If the Company achieved 85% of the 2012 operating cash flow target in any quarter then the initial threshold would be met resulting in a payment of 25% of the target cash incentive relating to operating cash flow. For achievement above the minimum threshold, the performance-based cash incentive amount would increase linearly upon achievement of up to 115% of the operating cash flow target and each named executive officer could earn a cash incentive equal to 175% of his target cash incentive at this maximum threshold or greater.

For 2012, our actual achievement against each of our quarterly operating cash flow objectives and related payout levels (shown as a percentage of operating cash flow payout targets) were as follows: 102.3% achievement resulting in 115% payout in the first quarter, 92.3% achievement resulting in 80% payout in the second quarter, 90.6% achievement resulting in 50% payout in the third quarter and 72.4% achievement resulting in 0% payout in the fourth quarter.

Gross Sales Target (Mr. Ramsey only): Mr. Ramsey’s 2012 gross sales objective was denominated in dollar amounts for each fiscal quarter. In June 2012, the compensation committee, with input from the Company’s management team, increased the gross sales target for each of the final three quarters in light of the Company’s recently-completed acquisitions. If the Company achieved 92% of the 2012 gross sales target in any quarter then the initial threshold would be met resulting in a payment of 25% of the target cash incentive relating to gross sales. For achievement above the minimum threshold, the performance-based cash incentive amount would increase linearly upon achievement of up to 108% of the gross sales target and Mr. Ramsey could earn a cash incentive equal to 175% of his target cash incentive at this maximum threshold or greater.

For 2012, our actual achievement against each of our quarterly gross sales target and related payout levels (shown as a percentage of gross sales payout targets) were as follows: 101.8% achievement resulting in 115% payout in the first quarter, 102.8% achievement resulting in 121% payout in the second quarter, 93.8% achievement resulting in 44% payout in the third quarter and 90.8% achievement resulting in 6% payout in the fourth quarter.

The target and actual performance-based cash incentive amounts for 2012 for our named executive officers were as follows, based on the achievement against the financial metric component and individual performance component discussed above:

Named Executive Officer	Base Salary ($)	Target Performance- Based Cash Incentive ($)	Performance- Based Cash Incentive Actually Paid ($)			Annual Target as Percentage of Base Salary (%)	Performance- Based Cash Incentive Actually Paid as Percentage of Base Salary (%)
			Financial Metric ($)	Individual Performance ($)	Total Performance Based Cash Incentive Actually Paid ($)
Zachary Nelson	476,250	476,250	333,342	107,754	441,096	100	93
Evan Goldberg	393,750	196,875	137,861	44,414	182,275	50	46
James McGeever	345,000	230,000	160,276	47,988	208,264	67	60
Ronald Gill	297,500	174,750	121,695	39,230	160,925	59	54
James Ramsey	250,000	250,000	134,219	59,570	193,789	100	78

For fiscal year 2012, our named executive officers achieved, on average, approximately 89% of their total target performance-based cash incentive opportunity.

Equity-based incentives. We believe that using equity-based awards helps establish a corporate culture that supports strong long term corporate performance by encouraging our named executive officers to take a long-term outlook.

Our equity incentive plans have been established to provide our named executive officers with incentives to help align their interests with the interests of our stockholders. The compensation committee grants equity awards to named executive officers to enable them to participate in the long-term appreciation of the Company’s common stock’s value, while reducing or eliminating the economic benefit of such awards in the event our common stock does not perform well. Additionally, equity awards provide an important retention tool for our named executive officers to the extent that stock options and other equity awards are subject to vesting over an extended period of time and provide for only a limited exercise period following termination of employment.

The equity incentive component of our executive compensation program consists of stock options, restricted stock unit awards and performance share unit awards. The compensation committee believes it is important to provide long-term retention that includes both a mix of stock options and stock awards, both to mitigate some of the risk of options during turbulent economic times and to be competitive with recent equity awards made by our Select Peer Group and other comparable high-growth technology companies with which we compete for talent. In 2012, as in 2011, the compensation committee provided for an equity mix that emphasized performance-based awards. Therefore, the compensation committee selected the following general mix of annual equity awards to our named executive officers in 2012 (based on grant date fair value): 15% stock options, 15% restricted stock units and 70% performance share units. The compensation committee’s decision in allocating equity-based incentives among three different forms of equity is intended to provide a blended mix of incentives aligned with stockholders interests that will incentivize and retain the executives.

We use two methodologies to make external comparisons when we set the value of equity awards to be granted to each named executive officer. On an individual basis, we compare the fair value of the award to those made to executives within the Select Peer Group using a Black-Scholes valuation for options that is generally consistent with ASC Topic 718 and the reported value for other types of equity awards, and the number of equity awards granted by position as a percentage of total common shares outstanding. We believe these comparisons provide important additional context for comparing the competitiveness of our equity-based compensation practices versus the market.

The value of the annual equity awards received by our named executive officers will be driven by our performance over time, our named executive officers’ ability to impact our results that drive stockholder value, their organization level, their potential to take on roles of increasing responsibility and competitive equity award levels for similar positions and organization levels in our Select Group companies.

In 2012 the compensation committee adopted a three-year equity strategy for our named executive officers to bring their annual vesting values in line with those of our peers. Most of the named executive officers would be largely vested by the beginning of 2013, and the compensation committee determined that this three-year equity strategy was necessary to retain the named executive officers and it was appropriate to spread this over a three-year period to incentivize our executives to drive long-term growth and promote alignment of our stockholders’ interests with the financial interests of our named executive officers. The three-year equity strategy was comprised of two components: (1) annual grants of stock options and restricted stock units and (2) a performance share unit award granted in 2012 that would become eligible to vest in four substantially equal tranches over the next three years based on achievement against pre-established financial metrics. For 2012, the compensation committee retained Compensia to, among other things, review the competitive equity award practices of the Select Peer Group and advise on the development of a three-year equity strategy. The compensation committee together with Compensia also reviewed the performance of the Company relative to the Select Peer Group and also relative to the Company’s ERP competitors.

For 2012, the basis of determining the number of shares covered for each grant (viewed in the aggregate by value) was based on individual performance, review of the Select Peer Group data, and the compensation committee’s assessment of the retention value of existing equity grants. Additionally, further differentiation was made between the named executive officers based on competitive peer group data for their respective positions, the compensation committee’s assessment of each executive’s potential future contributions to the Company and the retention value of existing and new equity grants. The size of each named executive officer’s 2012 performance share unit award was based on a multiple of each named executive officer’s 2012 options and restricted stock units (measured in the aggregate by value).

Stock Options

In general, our named executive officers receive an initial stock option grant when they first join us and then are eligible to receive an annual stock option grant each year thereafter. All of our named executive officers were continuing employees in 2012 and therefore no named executive officer received an initial stock option grant in 2012. The annual grant is generally granted in full at one time on an annual basis. These annual grants are generally subject to vesting based on the executive’s continued service with us but not subject to performance vesting criteria. The compensation committee believes that options provide an appropriate incentive for our named executive officers because they will realize value only if the market price of our common stock increases, which benefits all stockholders, and the named executive officer remains employed with us through each vesting date. Annual grants generally vest over a four-year period and vest ratably each month beginning one month following the vesting commencement date subject to continued service through each vesting date. All options are granted with an exercise price equal to the fair market value of the underlying stock on the date of grant.

The compensation committee considers the number of options owned by other named executive officers in comparable positions within our Company using a blended model that considers options awarded as a percentage of shares outstanding and the aggregate value for each option grant.

Based on the factors described above, in 2012, we made the following annual stock option grants to our named executive officers:

Named Executive Officer	Options (#)	Grant Date Fair Value ($)
Zachary Nelson	29,240	$678,058
Evan Goldberg	21,194	$491,476
James McGeever	18,280	$423,902
Ronald Gill	11,246	$260,788
James Ramsey	13,158	$306,126

Restricted Stock Units (RSUs)

It is our philosophy that an appropriate mix of equity awards is necessary to compete effectively in the current market. Therefore, new named executive officers will generally receive an initial restricted stock unit grant when they first join us and existing named executive officers will be eligible for an annual restricted stock unit grant as part of the annual review process. No named executive officer received a new hire grant in 2012. Annual grants generally vest at a rate of 1/16th per quarter, subject to continued service with us.

Based on the factors described above, in 2012, we granted the following annual restricted stock units to our named executive officers:

Named Executive Officer	RSU (#)	Grant Date Fair Value ($)
Zachary Nelson	14,330	$670,357
Evan Goldberg	10,387	$485,904
James McGeever	8,959	$419,102
Ronald Gill	5,511	$257,805
James Ramsey	6,448	$301,637

Performance Share Units (PSUs)

In 2012, the compensation committee granted our named executive officers performance share unit awards (PSUs) based upon its fundamental belief that performance should continue to be a significant factor in our overall equity compensation program. The PSUs will be settled in shares of the Company’s common stock upon vesting.

The PSUs were divided into four substantially equal tranches with the first three tranches eligible to vest based on the Company’s achievement against the performance goals established (or to be established) by the compensation committee in and for each of the Company’s 2012, 2013, and 2014 fiscal years, respectively, and the remaining tranche, the fourth tranche, eligible to vest based on the Company’s achievement against the performance goals established by the compensation committee in 2012 for the Company’s 2014 fiscal year. During the first quarter of 2012, the compensation committee approved the performance goals for the first tranche and fourth tranche. The performance goals for the second and third tranches will be established by the compensation committee during the first quarter of 2013 and 2014, respectively. The compensation committee believed that establishing the performance metrics for half of the PSUs up front provided a valuable framework of short-term and long-term incentives, and retaining the discretion to establish the performance metrics at the beginning of each year for the remaining PSUs preserved the flexibility to implement performance metrics consistent with any changes to our business that may occur in the next two years.

The table below illustrates for each of the four tranches (i) the relevant performance period and (ii) the year in which the performance goals were or will be established by the compensation committee:

	Tranche 1 (25% of 2012 PSU award)	Tranche 2 (25% of 2012 PSU award)	Tranche 3 (25% of 2012 PSU award)	Tranche 4 (25% of 2012 PSU award)
Performance Period	2012 Fiscal Year	2013 Fiscal Year	2014 Fiscal Year	2014 Fiscal Year
Establishment of Performance Goals (Year)	2012 Fiscal Year	2013 Fiscal Year	2014 Fiscal Year	2012 Fiscal Year

Any PSUs that become eligible to vest based on achievement against the approved performance goals would vest as to one-third on February 15 of the following year (or, if later, the date the compensation committee determines the performance goal achievement) with the remaining vesting in equal annual installments, subject to continued service with us.

The first tranche of PSUs would become eligible to vest based on the Company’s achievements in non-GAAP operating margin and revenue in 2012. The fourth tranche of PSUs would become eligible to vest based on the Company’s achievements in revenue in 2014 against targets established in 2012. As two of the Company’s core performance objectives, the compensation committee believed these performance metrics would create the appropriate short-term and long-term incentives for our named executive officers. For these purposes, “non-GAAP operating margin” means the quotient obtained by dividing the Company’s non-GAAP operating income by the Company’s revenue as both numbers are reported in the Company’s press release that publicly discloses its financial results for the appropriate year.

The Company was required to achieve non-GAAP operating margin of at least 5% for any of the first tranche of PSUs to become eligible to vest. If the non-GAAP operating margin threshold was achieved, the Company was required to achieve revenue in 2012 of $307.2 million for one hundred (100%) of the first tranche of PSUs to become eligible to vest. The minimum revenue threshold was $293 million for 2012. If the Company achieved this minimum threshold, 25% of the first tranche of PSUs would be eligible to vest on the time-based vesting schedule described above. For revenue achievement above this minimum threshold, the number of PSUs in the first tranche that would be eligible to vest would increase linearly upon achievement of up to $324 million in revenue in 2012. The maximum number of PSUs in the first tranche that could become eligible to vest is 200% for achievement of revenue of $324 million or more in 2012. The compensation committee reserved the discretion to reduce the revenue goals by any revenue generated during 2012 from any business acquired during 2012. The first tranche of PSUs that did not become eligible to vest based on the Company’s performance immediately would be forfeited.

The fourth tranche of PSUs will vest entirely based on 2014 revenue achievement against performance goals established in 2012 and using the same methodology described above.

Based on the levels of achievement of each of the components of the PSUs, in February 2013, the compensation committee determined that the portion of the award based on the market-based target was payable at 109.67% of the first tranche of PSUs. This is based on achievement in 2012 of non-GAAP operating margin of 7.11% and revenue of $308.8 million.

The table below illustrates (i) the total number of shares reserved under each PSU award, (ii) the target PSUs in the first tranche and (iii) the actual PSUs in the first tranche that became eligible to vest under the time-based vesting schedule described above for each of our named executive officers:

Named Executive Officer	2012 PSU Award Total Shares Reserved (#)	2012 PSU Award First Tranche Target Amount (#)	2012 PSU Award First Tranche Actual Achievement (#)(1)
Zachary Nelson	143,500	35,875	39,345
Evan Goldberg	104,000	26,000	28,515
James McGeever	89,500	22,375	24,539
Ronald Gill	38,500	9,625	10,556
James Ramsey	45,000	11,250	12,338

(1)

This column represents the total number of PSUs in the first tranche that became eligible to vest, as determined by the compensation committee in February 2013. These PSUs shall vest 1/3 on the initial vesting commencement date and then 1/3 shall vest annually thereafter, subject to continued service through each vesting date.

Other Compensation Policies

Benefits. We provide the following benefits to our named executive officers, generally on the same basis provided to all of our employees:

•	health, dental and vision insurance;

•	life insurance;

•	a 401(k) plan (U.S.-based employees only);

•	an EAP or employee assistance program;

•	short- and long-term disability insurance and accidental death and dismemberment insurance; and

•	medical and dependent care flexible spending account (U.S.-based employees only).

We believe these benefits are generally consistent with those offered by companies with which we compete for employees.

Severance Compensation and Termination Protection. Based upon a review of comparable market data at the time the arrangements were entered into in prior years, the compensation committee previously approved severance and change of control agreements with each of our named executive officers. The compensation committee believes that severance agreements are necessary in order to provide competitive executive compensation packages. The compensation committee also believes that change of control protection could serve to minimize the distraction caused by a potential transaction and reduce the risk that a named executive officer would depart the Company before a transaction is consummated. We believe that a pre-existing change of control plan will allow our executive officers to focus on continuing normal business operations and on the success of a potential business combination, rather than focusing on alternative employment. We also believe that providing similar change of control benefits to all of our named executive officers will provide an appropriate level of consistency among the named executive officers so that all of their interests would be aligned during a potential business combination. Severance payments and benefits are provided only upon termination of employment following a change of control of the Company so that a potential acquirer that wishes to retain a named executive officer during a transition period or over the long term would have an opportunity to do so.

Additional details regarding the severance payments and benefits payable to our named executive officers, including estimates of amounts payable upon termination of employment, are disclosed in the section titled “Severance and Change of Control Arrangements” contained in this proxy statement.

Equity Award Grant Policy. In 2008, our board of directors adopted an Equity Award Grant Policy, which was amended in 2013. The Equity Award Grant Policy sets forth the material terms of stock option, restricted stock unit and performance stock unit awards under the 2007 Equity Incentive Plan. Under the policy, equity awards for new-hires are generally granted in the middle of the second month of each fiscal quarter after the action authorizing the grants becomes effective, which is intended to follow, without much delay, our earnings announcements for the prior quarter. Our board of directors or compensation committee may approve grants that are exceptions to the policy. With respect to annual awards, in February 2010, the compensation committee adopted a policy whereby annual awards would be made in the first quarter of the calendar year in order to align the annual awards with the determination of the prior years’ financial results and performance reviews.

Equity Ownership Guidelines. The compensation committee adopted equity ownership guidelines for all of our directors and executive officers to help ensure that we maintain close alignment between the interests of our directors and named executive officers and those of our stockholders. Under the Company’s equity ownership guidelines, our chief executive officer is expected to own shares of the Company’s common stock valued at three times his annual base salary, and each other executive officer is expected to own shares of the Company’s common stock valued at one times his or her annual base salary. This guideline is subject to a five year pro-rated phase in period for newly appointed executive officers. At the end of fiscal 2012, all of the named executive officers were in compliance with the equity ownership guidelines.

Policy Against Short Sales, other Put-Equivalent Investment and Hedging Transactions. All of our directors, officers and employees are subject to our Insider Trading Compliance Policy. Our Insider Trading Compliance Policy prohibits, among other things, insiders from engaging in short-term or recurring speculative transactions in our securities, including (i) short sales, (ii) short-term trading, (iii) any short-term or speculative transaction whereby the insider could profit from a decline in our stock price, (iv) transactions involving publicly traded options or other derivatives, such as trade in puts or calls in our stock, and (v) hedging transactions.

Tax Considerations

Internal Revenue Code Section 162(m) limits the amount that we may deduct for compensation paid to our chief executive officer and to certain other highly compensated officers to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation. In addition to salary and performance-based cash incentive compensation, upon the exercise of stock options, the excess of the market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1,000,000. While the compensation committee cannot predict how the deductibility limit may impact our compensation program in future years, the compensation committee intends to maintain an approach to executive compensation that strongly links pay to performance. In addition, while the compensation committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the compensation committee considers tax deductibility under Section 162(m) as a factor in compensation structure. We may from time to time pay compensation or grant equity awards to our executive officers, however, that may not be deductible when, for example, we believe that such compensation is appropriate and in the best interests of our stockholders, after taking into consideration changing business conditions and/or the executive officer’s performance.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (formerly known as SFAS 123(R)), for our stock-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards or a value vastly different than the value shown. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

Risk Considerations

The board of directors, in consultation with the compensation committee and audit committee, and in cooperation with management, reviewed our 2012 compensation programs. The board of directors determined that the mix and design of the elements of such programs would not encourage management to assume excessive risks and accordingly are not reasonably likely to have a material adverse effect on the Company. We have designed our compensation programs to be balanced so that management is focused on both short and long-term financial and operational performance. In particular, the weighting towards long-term incentive compensation discourages short-term risk taking. Goals are appropriately set with targets that encourage growth in the business, while doing so in a manner that encourages profitability. Furthermore, as described in our Compensation Discussion and Analysis, compensation decisions include subjective considerations, which restrain the influence of formulae or objective factors on excessive risk taking. See the section titled “Risk Oversight” above for an additional discussion of risk considerations.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent the Company specifically incorporates it by reference into such filing.

The compensation committee held seven (7) meetings during 2012.

We, the compensation committee of the board of directors of NetSuite Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into NetSuite’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

THE COMPENSATION COMMITTEE

Deborah Farrington (Chair)

Kevin Thompson

Edward Zander

Compensation Committee Interlocks and Insider Participation

During fiscal 2012, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board or compensation committee.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table provides information regarding the compensation of our principal executive officer, principal financial officer and each of the next three most highly compensated executive officers during our year ended December 31, 2012. We refer to these executive officers as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)		All Other Compensation ($)(4)		Total ($)
Zachary Nelson	2012	476,250	4,285,122	(5)	678,058	441,096		9,581	(6)	5,890,107
President, Chief Executive Officer and Director	2011	450,000	1,824,235	(7)	523,142	576,844		9,488	(8)	3,383,709
	2010	450,000	1,860,000	(9)	671,770	577,127		53,254	(10)	3,612,151

Evan Goldberg	2012	393,750	3,105,664	(11)	491,476	182,275		12,285	(12)	4,185,450
Chief Technology Officer and Chairman of the Board	2011	375,000	1,323,084	(13)	378,763	239,297		7,284	(14)	2,323,428
	2010	375,000	1,488,000	(15)	403,062	238,829		21,375	(16)	2,526,266

James McGeever	2012	345,000	2,673,607	(17)	423,902	208,264		5,340	(18)	3,656,113
Chief Operating Officer	2011	300,000	1,139,606	(19)	327,487	253,562		6,468	(20)	2,027,123
	2010	300,000	1,860,000	(21)	503,828	253,001		34,485	(22)	2,951,314

Ronald Gill	2012	297,500	1,227,620	(23)	260,788	160,925		8,824	(24)	1,955,656
Chief Financial Officer	2011	268,750	638,455	(25)	183,109	191,859		8,835	(26)	1,291,308
	2010	242,500	1,294,400	(27)	348,711	136,034	(28)	17,418	(29)	2,039,063

James Ramsey	2012	250,000	1,435,187	(30)	305,126	193,789		12,810	(31)	2,196,912
Executive Vice President, Worldwide Sales	2011	250,000	820,906	(32)	235,417	316,172		5,765	(33)	1,628,260
	2010	250,000	992,000	(34)	268,708	307,345		17,869	(35)	1,835,922

(1)	The amounts shown in this column represent the grant date fair values for the restricted stock units and performance share units awarded in 2012, 2011 and 2010, respectively. The grant date fair value of the performance-based awards reflected in this column for 2012 represents 50% of the total 2012 performance share unit award, which equates to tranche 1 and tranche 4 of the 2012 performance share unit award (as discussed in the “Compensation Discussion and Analysis”), and was determined to be the probable outcome of the performance conditions at the date of grant for tranche 1 and tranche 4. As described in the “Compensation Discussion and Analysis,” the performance goals for tranche 2 and tranche 3, which represent the remaining 50% of the 2012 performance share unit award, will be established in 2013 and 2014, respectively, and the grant date fair value of each tranche will be determined in relation to the respective dates the performance goals are established. Further information regarding the 2012 awards is included in the “Grants of Plan-Based Awards in Fiscal 2012” and “Outstanding Equity Awards at December 31, 2012” tables later in this proxy statement. See Note 13 of the notes to our consolidated financial statements contained in our 2012 Annual Report on Form 10-K filed on February 28, 2013 for a discussion of all assumptions made by us in determining the values of equity awards. The grant date fair value of the performance-based awards reflected in this column for 2011 and 2010 represents 100% of the total performance share unit, which was determined to be the probable outcome of the performance condition at the date of grant.

(2)	The amounts in this column represent the grant date fair values of the stock options awarded in 2012, 2011 and 2010, respectively. See Note 13 of the notes to our consolidated financial statements contained in our 2012 Annual Report on Form 10-K filed on February 28, 2013 for a discussion of all assumptions made by us in determining the values of equity awards.

(3)	The amounts in this column represent total performance-based cash incentives earned for services rendered during 2012, 2011 and 2010 for all named executive officers.

(4)	In 2010, the Company elected to pay-out all accrued but unpaid vacation time to certain employees, including its executive officers, as a result of a change in the Company’s vacation policy. Therefore, for 2010, this column includes a one-time vacation payout to our named executive officers.

(5)	Includes the grant date probable value of $3,614,765 for performance share units related to tranches 1 and 4 of the performance share unit award. The value of the maximum potential payout for such performance share units was $7,229,530. As described in Footnote 1 of the “Summary Compensation Table,” the probable value for performance shares units related to tranches 2 and 3 will be determined when the performance goals are approved in 2013 and 2014, respectively. Please see the “Compensation Discussion and Analysis” for a further discussion on the 2012 performance share unit award and how and when the related performance goals are established.

(6)	Comprised of $3,570 of 401(k) matching, $1,518 of life insurance premiums, $330 for long-term disability premiums and other taxable benefits and $3,961 for employer matching in a health savings account and $202 in other amounts.

(7)	Includes the grant date probable value of $1,300,463 for performance share unit awards. The value of the maximum potential payout for such performance share units was $2,275,810 and the actual value of such units granted was $2,074,218.

(8)	Comprised of $3,570 of 401(k) matching, $1,518 of life insurance premiums, $439 for long-term disability premiums and other taxable benefits and $3,961 for employer matching in a health savings account.

(9)	Includes the grant date probable value of $930,000 for performance share unit awards. The value of the maximum potential payout for such performance share units was $1,627,500 and the actual value of such units granted was $1,460,100.

(10)	Comprised of $46,083 one-time vacation payout, $1,785 of 401(k) matching, $990 of life insurance premiums, $435 for long-term disability premiums and $3,961 for employer matching in a health savings account.

(11)	Includes the grant date probable value of $2,619,760 for performance share units related to tranches 1 and 4 of the performance share unit award. The value of the maximum potential payout for such performance share units was $5,230,520. As described in Footnote 1 of the “Summary Compensation Table,” the probable value for performance shares units related to tranches 2 and 3 will be determined when the performance goals are approved in 2013 and 2014, respectively. Please see the “Compensation Discussion and Analysis” for a further discussion on the 2012 performance share unit award and how and when the related performance goals are established.

(12)	Comprised of $7,400 patent bonus, $3,570 of 401(k) matching, $990 of life insurance premiums, and $325 in other amounts.

(13)	Includes the grant date probable value of $942,833 for performance share unit awards. The value of the maximum potential payout for such performance share units was $1,649,957 and the actual value of such units granted was $1,503,793.

(14)	Comprised of $3,570 of 401(k) matching, $990 of life insurance premiums, $2,724 in other taxable benefits.

(15)	Includes the grant date probable value of $744,000 for performance share unit awards. The value of the maximum potential payout for such performance share units was $1,302,000 and the actual value of such units granted was $1,168,080.

(16)	Comprised of $18,930 one-time vacation payout, $1,785 of 401(k) matching and $660 of life insurance premiums.

(17)	Includes the grant date probable value of $2,254,504 for performance share units related to tranches 1 and 4 of the 2012 performance share unit award. The value of the maximum potential payout for such performance share units was $4,059,010. As described in Footnote 1 of the “Summary Compensation Table,” the probable value for performance shares units related to tranches 2 and 3 will be determined when the performance goals are approved in 2013 and 2014, respectively. Please see the “Compensation Discussion and Analysis” for a further discussion on the 2012 performance share unit award and how and when the related performance goals are established.

(18)	Comprised of $3,570 of 401(k) matching, $990 of life insurance premiums, $330 for long-term disability premiums and other taxable benefits, and $450 for not participating in employer health care insurance program.

(19)	Includes the grant date probable value of $812,776 for performance share unit awards. The value of the maximum potential payout for such performance share units was $1,422,357 and the actual value of such units granted was $1,296,350.

(20)	Comprised of $3,570 of 401(k) matching, $1,800 for opting out of the Company’s medical plan, $660 of life insurance premiums and $438 for long-term disability premiums and other taxable benefits.

(21)	Includes the grant date probable value of $930,000 for performance share unit awards. The value of the maximum potential payout for such performance share units was $1,627,500 and the actual value of such units granted was $1,460,100.

(22)	Comprised of $29,856 one-time vacation payout, $1,785 of 401(k) matching, $1,800 for opting out of the Company’s medical plan, $660 of life insurance premiums and $384 for long-term disability premiums.

(23)	Includes the grant date probable value of $969,815 for performance share units related to tranches 1 and 4 of the 2012 performance share unit award. The value of the maximum potential payout for such performance share units was $1,939,630. As described in Footnote 1 of the “Summary Compensation Table,” the probable value for performance shares units related to tranches 2 and 3 will be determined when the performance goals are approved in 2013 and 2014, respectively. Please see the “Compensation Discussion and Analysis” for a further discussion on the 2012 performance share unit award and how and when the related performance goals are established.

(24)	Comprised of $3,570 of 401(k) matching, $990 of life insurance premiums, $303 for long-term disability premiums and $3,961 for employer matching in a health savings account and other taxable benefits.

(25)	Includes the grant date probable value of $455,146 for performance share unit awards. The value of the maximum potential payout for such performance share units was $796,505 and the actual value of such units granted was $725,925.

(26)	Comprised of $3,570 of 401(k) matching, $900 of life insurance premiums, $296 for long-term disability premiums and $4,069 for employer matching in a health savings account and other taxable benefits.

(27)	Includes the grant date probable value of $647,200 for performance share unit awards. The value of the maximum potential payout for such performance share units was $1,132,600 and the actual value of such units granted was $1,016,104.

(28)	Effective July 1, 2010, Mr. Gill became our chief financial officer. Prior to July 1, 2010, Mr. Gill received $35,250 in bonus payments for the year ended December 31, 2010, under our employee cash incentive plan. As chief financial officer, Mr. Gill participated in our 2010 Cash Incentive Program and received $100,784 in the year ended December 31, 2010.

(29)	Comprised of $10,791 one-time vacation payout, $1,785 of 401(k) matching, $540 of life insurance premiums, $341 for long-term disability premiums and $3,961 for employer matching in a health savings account.

(30)	Includes the grant date probable value of $1,333,550 for performance share units related to tranches 1 and 4 of the 2012 performance share unit award. The value of the maximum potential payout for such performance share units was $2,267,100. As described in Footnote 1 of the “Summary Compensation Table,” the probable value for performance shares units related to tranches 2 and 3 will be determined when the performance goals are approved in 2013 and 2014, respectively. Please see the “Compensation Discussion and Analysis” for a further discussion on the 2012 performance share unit award and how and when the related performance goals are established.

(31)	Comprised of $3,570 of 401(k) matching, $540 of life insurance premiums, $330 for long-term disability premiums, $3,961 for employer matching in a health savings account and $4,409 in other taxable benefits.

(32)	Includes the grant date probable value of $585,203 for performance share unit awards. The value of the maximum potential payout for such performance share units was $1,024,105 and the actual value of such units granted was $933,369.

(33)	Comprised of $486 of life insurance premiums, $330 for long-term disability premiums, $3,961 for employer matching in a health savings account and $988 in other taxable benefits.

(34)	Includes the grant date probable value of $496,000 for performance share unit awards. The value of the maximum potential payout for such performance share units was $868,000 and the actual value of such units granted was $778,720.

(35)	Comprised of $13,082 one-time vacation payout, $486 of life insurance premiums, $340 for long-term disability premiums, and $3,961 for employer matching in a health savings account.

Grants of Plan-Based Awards in Fiscal 2012

The following table sets forth certain information regarding grants of plan-based awards to each of our named executive officers during fiscal 2012. For more information, please refer to the section titled “Executive Compensation—Compensation Discussion and Analysis.”

Name	Type	Grant Date	Comp. Committee Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value/ Incremental Fair Value of Stock and Option Awards ($)(5)
				Threshold ($)	Target ($)	Maximum ($)	Threshold	Target	Maximum
Zachary Nelson	Option	3/06/12	3/06/12	—	—	—	—	—	—	—	29,240	46.78	678,058
	RSU	3/06/12	3/06/12	—	—	—	—	—	—	14,330	—	—	670,357
	PSU	3/29/12	3/29/12	—	—	—	17,938	71,750	143,500	—	—	—	3,614,765	(6)
	Bonus	N/A		89,297	476,250	744,141	—	—	—	—	—	—	—
Evan Goldberg	Option	3/06/12	3/06/12	—	—	—	—	—	—	—	21,194	46.78	491,476
	RSU	3/06/12	3/06/12	—	—	—	—	—	—	10,387	—	—	485,904
	PSU	3/29/12	3/29/12	—	—	—	13,000	52,000	104,000	—	—	—	2,619,760	(7)
	Bonus	N/A		36,914	196,875	290,470	—	—	—	—	—	—	—
James McGeever	Option	3/06/12	3/06/12	—	—	—	—	—	—	—	18,280	46.78	423,902
	RSU	3/06/12	3/06/12	—	—	—	—	—	—	8,959	—	—	419,102
	PSU	3/29/12	3/29/12	—	—	—	11,188	44,750	89,500	—	—	—	2,254,505	(8)
	Bonus	N/A		43,125	230,000	359,375	—	—	—	—	—	—	—
Ronald Gill	Option	3/06/12	3/06/12	—	—	—	—	—	—	—	11,246	46.78	260,788
	RSU	3/06/12	3/06/12	—	—	—	—	—	—	5,511	—	—	257,805
	PSU	3/29/12	3/29/12	—	—	—	4,813	19,250	38,500	—	—	—	969,815	(9)
	Bonus	N/A		32,766	174,750	273,047	—	—	—	—	—	—	—
James Ramsey	Option	3/06/12	3/06/12	—	—	—	—	—	—	—	13,158	46.78	305,126
	RSU	3/06/12	3/06/12	—	—	—	—	—	—	6,448	—	—	301,637
	PSU	3/29/12	3/29/12	—	—	—	5,625	22,500	45,000	—	—	—	1,133,550	(10)
	Bonus	N/A		46,875	250,000	390,625	—	—	—	—	—	—	—

(1)	Represents awards granted under our 2012 Cash Incentive Plan, which were earned based on performance in 2012. These columns show the awards that were possible at the threshold, target and maximum levels of performance. The column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table shows the actual awards earned in 2012 by our named executive officers under our 2012 Cash Incentive Plan.

(2)	Represents tranches 1 and 4 of the 2012 performance share unit awards. These columns show the portion of the 2012 performance share unit awards related to tranches 1 and 4 that could become eligible to vest at threshold, target and maximum levels based on performance conditions established in 2012. Footnote 16 to the “Outstanding Equity Awards at December 31, 2012” table includes the actual amounts earned in fiscal year 2012 by our named executive officers. The awards were granted under our 2007 Equity Incentive Plan. As described in Footnote 1 of the “Summary Compensation Table,” the performance goals for performance share units related to tranches 2 and 3 will be determined in 2013 and 2014, respectively. Please see the “Compensation Discussion and Analysis” for a further discussion on the 2012 performance share unit awards and how and when the related performance goals are established.

(3)	This column represents awards of restricted stock units granted under our 2007 Equity Incentive Plan.

(4)	This column represents awards of stock options granted under our 2007 Equity Incentive Plan.

(5)	Amounts in this column represent the grant date fair value of stock options, restricted stock and performance share unit awards, calculated in accordance with FASB ASC Topic 718. For option awards, that number is calculated by multiplying the Black-Scholes fair value by the number of options granted. For restricted stock units and performance share units determined based on meeting certain company-wide financial performance goals, that number is calculated by multiplying (x) the fair market value of our common stock on the date of grant by (y) the number of units awarded. For the performance share units, this amount is based on tranches 1 and 4 of the performance share unit award, which performance goals were established in 2012.

(6)	The grant date fair value for the performance share units shown in the table represents 100% of tranches 1 and 4 of the performance share unit award, or 71,750 shares, which was determined to be the probable outcome of the performance conditions related to tranches 1 and 4 at or near the date of grant. In February 2013, the compensation committee determined that 39,345 shares under tranche 1 were earned based on achievement of company goals. The compensation committee will assess the performance conditions related to tranche 4 following 2014 in accordance with the terms approved. Please see the “Compensation Discussion and Analysis” for a further discussion on the 2012 performance share unit awards and how and when the related performance goals are established.

(7)	The grant date fair value for the performance share units shown in the table represents 100% of tranches 1 and 4 of the performance share unit award, or 52,000 shares, which was determined to be the probable outcome of the performance conditions related to tranches 1 and 4 at or near the date of grant. In February 2013, the compensation committee determined that 28,515 shares under tranche 1 were earned based on achievement of company goals. The compensation committee will assess the performance conditions related to tranche 4 following 2014 in accordance with the terms approved. Please see the “Compensation Discussion and Analysis” for a further discussion on the 2012 performance share unit awards and how and when the related performance goals are established.

(8)	The grant date fair value for the performance share units shown in the table represents 100% of tranches 1 and 4 of the performance share unit award, or 44,750 shares, which was determined to be the probable outcome of the performance conditions related to tranches 1 and 4 at or near the date of grant. In February 2013, the compensation committee determined that 24,539 shares under tranche 1 were earned based on achievement of company goals. The compensation committee will assess the performance conditions related to tranche 4 following 2014 in accordance with the terms approved. Please see the “Compensation Discussion and Analysis” for a further discussion on the 2012 performance share unit awards and how and when the related performance goals are established.

(9)	The grant date fair value for the performance share units shown in the table represents 100% of tranches 1 and 4 of the performance share unit award, or 19,250 shares, which was determined to be the probable outcome of the performance conditions related to tranches 1 and 4 at or near the date of grant. In February 2013, the compensation committee determined that 10,556 shares under tranche 1 were earned based on achievement of company goals. The compensation committee will assess the performance conditions related to tranche 4 following 2014 in accordance with the terms approved. Please see the “Compensation Discussion and Analysis” for a further discussion on the 2012 performance share unit awards and how and when the related performance goals are established.

(10)	The grant date fair value for the performance share units shown in the table represents 100% of tranches 1 and 4 of the performance share unit award, or 22,500 shares, which was determined to be the probable outcome of the performance conditions related to tranches 1 and 4 at or near the date of grant. In February 2013, the compensation committee determined that 12,338 shares under tranche 1 were earned based on achievement of company goals. The compensation committee will assess the performance conditions related to tranche 4 following 2014 in accordance with the terms approved. Please see the “Compensation Discussion and Analysis” for a further discussion on the 2012 performance share unit awards and how and when the related performance goals are established.

Outstanding Equity Awards at December 31, 2012

The following table presents certain information concerning outstanding equity awards held by each of our named executive officers at December 31, 2012. Values in this table are calculated based on the closing price of the Company’s common stock of $67.30 on December 31, 2012, the last trading day in fiscal 2012.

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Zachary Nelson	12/30/05	12,500	(1)	—		5.00	12/30/15
	06/28/07	42,093	(2)	—		12.40	06/28/17
	08/15/09	83,333	(4)	16,667		13.35	08/15/19
	08/15/09							14,062	(5)	946,373
	03/03/10	68,750	(6)	31,250		12.40	03/03/20
	03/03/10							22,437	(7)	1,577,310
	03/03/10							39,250	(8)	2,641,525
	03/07/11	14,851	(9)	19,093		29.32	03/07/21
	03/07/11							10,048	(10)	676,230
	03/07/11							37,992	(27)	2,556,862
	03/06/12	5,483	(11)	23,757		46.78	03/07/21
	03/06/12							11,643	(12)	783,574
	03/29/12										75,220	(14)	5,062,306

Evan Goldberg	12/30/05	96,547	(15)	—		5.00	12/30/15
	06/28/07	125,000	(2)	—		12.40	06/28/17
	12/12/07	93,750	(2)	—		14.50	12/12/17
	12/19/07	31,250	(3)	—		26.00	12/19/17
	08/15/08	67,000	(16)	—		17.25	08/15/18
	08/15/09	50,000	(4)	10,000		13.35	08/15/19
	08/15/09							11,250	(5)	757,125
	03/03/10	41,250	(6)	18,750		12.40	03/03/20
	03/03/10							18,750	(7)	1,261,875
	03/03/10							31,400	(17)	2,113,220
	03/07/11	10,752	(9)	13,824		29.32	03/07/21
	03/07/11							7,295	(10)	490,954
	03/07/11							27,545	(26)	1,853,779
	03/06/12	3,974	(11)	17,220		46.78	03/02/22
	03/06/12							8,439	(12)	567,945
	03/29/12										54,515	(14)	3,668,860

James McGeever	12/30/05	16,172	(18)	—		5.00	12/30/15
	06/19/09	3,458	(3)	—		10.62	06/19/19
	08/15/09	10,417	(4)	8,333		13.35	08/15/19
	08/15/09							9,375	(5)	630,938
	03/03/10	15,625	(6)	23,437		12.40	03/03/20
	03/03/10							23,437	(7)	1,577,310
	03/03/10							39,250	(8)	2,641,525
	03/07/11	9,296	(9)	11,953		29.32	03/07/21
	03/07/11							6,270	(10)	421,971
	03/07/11							23,745	(27)	1,598,039
	03/06/12	3,428	(11)	14,852		46.78	03/02/22
	03/06/12							7,279	(12)	489,877
	03/29/12										46,914	(14)	3,157,312

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Ronald Gill	08/15/09	5,209	(4)	4,167		13.35	08/15/19
	08/15/09							4,687	(5)	315,435
	03/03/10	4,688	(6)	7,812		12.40	03/03/20
	03/03/10							7,812	(7)	525,748
	03/03/10							13,084	(20)	880,553
	08/15/10	4,514	(21)	8,333		16.86	08/15/20
	08/15/10							8,750	(22)	588,875
	08/15/10							10,467	(13)	704,429
	03/07/11	2,475	(9)	6,683		29.32	03/07/21
	03/07/11							3,517	(10)	236,694
	03/07/11							13,298	(28)	894,955
	03/06/12	2,108	(11)	9,138		46.78	03/06/22
	03/06/12							4,478	(12)	301,369
	03/29/12										20,181	(14)	1,358,181

James Ramsey	12/30/05	5,353	(23)	—		5.00	12/30/15
	06/19/09	2,856	(2)	—		10.62	06/19/19
	06/19/09	3,458	(3)	—		10.62	06/19/19
	08/15/09	8,334	(4)	6,667		13.35	08/15/19
	08/15/09							7,500	(5)	504,750
	03/03/10	8,300	(7)	12,500		12.40	03/03/20
	03/03/10							12,500	(7)	841,250
	03/03/10							20,934	(24)	1,408,858
	03/07/11	3,182	(9)	8,593		29.32	03/07/21
	03/07/11							4,522	(10)	304,331
	03/07/11							17,098	(29)	1,150,695
	03/06/12	2,467	(11)	10,691		46.78	03/06/22
	03/06/12							5,239	(12)	352,585
	03/29/12										23,588	(14)	1,587,472

(1)

The option is subject to an early exercise provision and is immediately exercisable. The option vests monthly as to 1/96th of the shares of the underlying common stock. As of December 31, 2012, 12,500 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

(2)	The shares subject to these options have fully vested.

(3)	These options vest in twelve (12) equal quarterly installments beginning on August 20, 2009 subject to continued service with us. These options were issued in connection with our option exchange program in 2009. Vesting schedules for options received in the option exchange program were based on the remaining vesting period on the original grants.

(4)	These options vest in forty-eight (48) equal monthly installments beginning on September 15, 2009 subject to continued service with us.

(5)	This is a restricted stock unit. The restricted stock units vest in sixteen (16) equal quarterly installments beginning three months following the grant date. Shares fully vest on August 15, 2013.

(6)	These options vest in forty-eight (48) equal monthly installments beginning on April 3, 2010 subject to continued service with us.

(7)	This is a restricted stock unit. The restricted stock units vest in sixteen (16) equal quarterly installments beginning three months following the grant date. Shares fully vest on March 3, 2014.

(8)	This is a performance share unit. This award has a three-year vesting schedule with 1/3 vesting upon goal achievement, and then 1/3 annually thereafter over the remainder of the vesting period, subject to continued service with us. Of these shares, 39,250 vest on February 15, 2013.

(9)	These options vest in forty-eight (48) equal monthly installments beginning on April 7, 2011 subject to continued service with us.

(10)	This is a restricted stock unit. The restricted stock units vest in sixteen (16) equal quarterly installments beginning three months following the grant date. Shares fully vest on March 7, 2015.

(11)	These options vest in forty-eight (48) equal monthly installments beginning on April 6, 2012 subject to continued service with us.

(12)	This is a restricted stock unit. The restricted stock units vest in sixteen (16) equal quarterly installments beginning three months following the grant date. Shares fully vest on March 6, 2016.

(13)	This is a performance share unit. This award has a three-year vesting schedule with 1/3 vesting upon goal achievement, and then 1/3 annually thereafter over the remainder of the vesting period, subject to continued service with us. These 10,467 shares vest on August 15, 2013.

(14)

These amounts represent 109.67% of tranche 1 of the 2012 performance share unit award plus 100% of tranche 4 of the 2012 performance share unit award. On February 15, 2013, the compensation committee determined that 109.67% of tranche 1 was earned based upon the achievement of the company performance goals in 2012. Actual award amounts earned were 39,345, 28,515, 24,539, 10,556, 12,338 shares for each of Messrs. Nelson, Goldberg, McGeever, Gill and Ramsey, respectively. These awards have three-year vesting with 1/3 vesting upon goal achievement, and then 33.3% annually thereafter over the remainder of the vesting period, subject to continued service with us. The compensation committee will assess the performance conditions related to tranche 4 following 2014 in accordance with the terms approved. Any earned tranche 4 shares will become eligible to vest beginning in 2015 based on the same vesting schedule described above. Please see the “Compensation Discussion and Analysis” for a further discussion on the 2012 performance share unit awards and how and when the related performance goals are established.

(15)

The option is subject to an early exercise provision and is immediately exercisable. The option vests monthly as to 1/96th of the shares of the underlying common stock. As of December 31, 2011, 75,000 shares were fully vested and 25,000 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

(16)	These options vest in forty-eight (48) equal monthly installments beginning on August 1, 2008, subject to continued service with us.

(17)	This is a performance share unit. This award has a three-year vesting schedule with 1/3 vesting upon goal achievement, and then 1/3 annually thereafter over the remainder of the vesting period, subject to continued service with us. These 31,400 shares vested on February 15, 2013.

(18)

The option is subject to an early exercise provision and is immediately exercisable. The option vests monthly as to 1/96th of the shares of the underlying common stock. As of December 31, 2011, 703 shares were fully vested and 16,875 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

(19)	This is a restricted stock unit. The restricted stock units vest in sixteen (16) equal quarterly installments beginning three months following the grant date. Shares fully vest on June 19, 2013.

(20)	This is a performance share unit. This award has a three-year vesting schedule with 1/3 vesting upon goal achievement, and then 1/3 annually thereafter over the remainder of the vesting period, subject to continued service with us. Of these shares, 13,083 vest on February 15, 2013.

(21)	These options vest in forty-eight (48) equal monthly installments beginning on September 15, 2010, subject to continued service with us.

(22)	This is a restricted stock unit. The restricted stock unit vests in sixteen (16) equal quarterly installments beginning three months following the grant date. Shares fully vest on August 15, 2014.

(23)

The option is subject to an early exercise provision and is immediately exercisable. The option vests monthly as to 1/96th of the shares of the underlying common stock. As of December 31, 2011, 2,294 shares were fully vested and 3,059 shares will vest ratably over the remainder of the vesting period, subject to continued service with us.

(24)	This is a performance share unit. This award has a three-year vesting schedule with 1/3 vesting upon goal achievement, and then 1/3 annually thereafter over the remainder of the vesting period, subject to continued service with us. Of these shares, 20,934 shares vest on February 15, 2013.

(25)

This is a performance share unit. These awards vest 1/12th on the initial vesting commencement date and then 1/12th shall vest quarterly thereafter on the 15th day of the second month of each quarter, subject to continued service with us.

(26)

This is a performance share unit. These awards vest 1/12th on the initial vesting commencement date and then 1/12th shall vest quarterly thereafter on the 15th day of the second month of each quarter, subject to continued service with us.

(27)

This is a performance share unit. These awards vest 1/12th on the initial vesting commencement date and then 1/12th shall vest quarterly thereafter on the 15th day of the second month of each quarter, subject to continued service with us.

(28)

This is a performance share unit. These awards vest 1/12th on the initial vesting commencement date and then 1/12th shall vest quarterly thereafter on the 15th day of the second month of each quarter, subject to continued service with us.

(29)

This is a performance share unit. These awards vest 1/12th on the initial vesting commencement date and then 1/12th shall vest quarterly thereafter on the 15th day of the second month of each quarter, subject to continued service with us.

Option Exercises and Restricted Stock Vesting During 2012

The following table sets forth the number of shares acquired and the value realized upon exercise of stock options and vesting of stock awards during fiscal 2012 by each of the named executive officers. The value realized on exercise of stock options is calculated based on the difference between the market price of our common stock upon exercise and the exercise price of the options. The value realized on vesting of stock awards is calculated based on the closing market price of our common stock on the vesting date of the restricted stock unit or performance share unit, as applicable.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Zachary Nelson	457,698	22,753,526	135,332	6,664,439
Evan Goldberg	618,000	34,483,436	104,433	5,139,392
James McGeever	190,089	6,923,231	104,712	5,144,302
Ronald Gill	30,000	1,027,482	60,479	2,955,313
James Ramsey	78,679	2,906,108	67,184	3,305,045

SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

Severance and Change of Control Arrangements

We entered into severance and change of control agreements that require specific payments and benefits to be provided to our named executive officers in the event of termination of employment. Pursuant to the severance and change of control agreements, upon an executive’s termination by us (other than for Cause or upon the executive’s death or disability), not in connection with a change of control, then subject to the executive executing a separation agreement and release of claims and such agreement becoming effective, the executive would be entitled to the following severance benefits, subject to the executive’s continued compliance with covenants under the agreement:

•	continuing payments of base salary for 12 months from the date of such termination;

•	a pro-rated amount of the executive’s target performance-based cash incentive for the year of termination based on the period of time the executive had been employed during the year of termination;

•

accelerated vesting for the executive’s outstanding equity awards in an amount equal to the portion of the award that would have otherwise vested during the 12-month period following such termination as if the executive had remained employed by us through such date and with respect to equity awards, the executive will have up to 12 months following the date of such termination to exercise any outstanding stock options, stock appreciation rights or similar equity awards;

•	outplacement services for up to 12 months following such termination; and

•	health care premiums for medical, dental and vision benefits for the executive and his or her eligible dependents for up to 12 months following such termination.

Pursuant to the severance and change of control agreements, upon an executive’s termination by us (other than for Cause, or the executive’s death or disability) or upon the executive’s resignation from such employment for Good Reason, in either case in connection with a change of control (during the period commencing three months prior to and ending 12 months after the change in control), then subject to the executive executing a separation agreement and release of claims and such agreement becoming effective, the executive would be entitled to the following severance:

•	a lump sum payment of 12 months of base salary;

•	a lump sum amount equal to the executive’s target performance-based cash incentive for the year of termination, or, if greater, as in effect immediately prior to the change of control;

•

accelerated vesting as to 100% of the executive’s outstanding equity awards and the executive will have up to 12 months following the date of such termination to exercise any outstanding stock options, stock appreciation rights or similar equity awards;

•	outplacement services for up to 12 months following such termination; and

•	health care premiums for medical, dental and vision benefits for the executive and his or her eligible dependents for up to 12 months following such termination.

In the event any payment to Messrs. Nelson, Goldberg, or McGeever is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (as a result of a payment being classified as a parachute payment under Section 280G of the Internal Revenue Code), such officer will be entitled to receive an additional cash payment from us equal to the sum of the excise tax and all cumulative income taxes relating to the cash payment. In the event any payment to Mr. Gill or Mr. Ramsey would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (as a result of a payment being classified as a parachute payment under Section 280G of the Internal Revenue Code), Mr. Gill or Mr. Ramsey, as applicable, will receive such payment as would entitle him to receive the greatest after-tax benefit, even if it means us paying him a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Internal Revenue Code.

Under the change of control agreements, the following definitions are used:

“Cause” means:

(i)	executive’s failure to devote sufficient time and effort to the performance of his or her duties;

(ii)	executive’s continued failure to perform his or her employment duties;

(iii)	executive’s repeated unexplained or unjustified absences from the Company;

(iv)	executive’s material and willful violation of any federal or state law which if made public would injure the business or reputation of the Company;

(v)	executive’s refusal or willful failure to act in accordance with any specific lawful direction or order of the Company or stated written policy of the Company;

(vi)	executive’s commission of any act of fraud with respect to the company; or

(vii)	executive’s conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as reasonably determined by the Company or the board of directors of the Company.

The Company may not terminate the employment of an executive under clause (i), (ii), or (iii) above unless the Company (1) provides executive with a written notice that specifically sets forth the factual basis to support the Company’s right to terminate executive’s employment under clause (i), (ii), or (iii) above, and (2) permits executive to cure such failure, to the Company’s satisfaction, within 10 business days after receiving such notice.

“Change of Control” means the occurrence of any of the following:

(i)	Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), except Tako Ventures, LLC, or an affiliate of Tako Ventures, LLC (although not reflected in the terms of the agreements themselves, Tako Ventures, LLC, which is affiliated with Larry Ellison, transferred shares of our common stock into NetSuite Restricted Holdings LLC prior to our initial public offering), that becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by, or more than 50% of the fair value of, the Company’s then outstanding voting securities; provided, however, that for purposes of this subsection (d), the acquisition of additional securities by any one person, who is considered to own more than 50% of the total voting power of the securities of the Company shall not be considered a Change of Control; or

(ii)	Any action or event occurring within a one-year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are directors of the Company as of the date the agreement was entered into, or (B) are elected, or nominated for election, to the board of directors with the affirmative votes of a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iii)	The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity, including any parent holding company) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving or resulting entity outstanding immediately after such merger or consolidation; or

(iv)	A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iv), a transfer of assets by the Company to any of the following shall not constitute a change in the ownership of a substantial portion of the Company’s assets: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s securities; (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (3) a person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (3). For purposes of this subsection (iv), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, a Company transaction that does not constitute a change in control event under Code Section 409A(a)(2)(A)(v) shall be not be considered a Change of Control for purposes of the change of control and severance agreements.

“Good Reason” means executive’s resignation within thirty (30) days following the expiration of any company cure period following the occurrence of one or more of the following, without the executive’s written consent:

(i)	the significant reduction of executive’s duties, authority, responsibilities, job title or reporting relationships relative to executive’s duties, authority, responsibilities, job title, or reporting relationships as in effect immediately prior to such reduction, or the assignment to executive of such reduced duties, authority, responsibilities, job title, or reporting relationships; provided, however, that a reduction in position or responsibilities solely by virtue of a Change of Control shall not constitute “Good Reason”;

(ii)	a reduction of more than five percent of executive’s base salary in any one year;

(iii)	a reduction by more than ten percent of executive’s total target annual cash compensation in any one year (which consists of executive’s base salary plus target performance-based cash incentive compensation);

(iv)	the material change in the geographic location at which executive must perform services (for these purposes, the relocation of executive to a facility that is more than twenty-five (25) miles from executive’s current employment location will be considered material);

(v)	the failure of the Company to obtain assumption of the severance and change of control agreement by any successor; and

(vi)	the breach by the Company of a material provision of the severance and change of control agreement.

For purposes of clause (i), executive’s duties, authority, responsibilities, job title and reporting relationships will be deemed to have been significantly reduced if executive does not (a) hold at least the same title and position (including responsibility over at least the same functional areas as prior to the change of control) with the Company business or the business with which such business is operationally merged or subsumed (as, for example, where the President and Chief Executive Officer of the Company remains the President and Chief Executive Officer of the Company following a Change of Control where the Company becomes a wholly owned but separate operating subsidiary of the acquirer, but is not made the President and Chief Executive Officer of the acquiring corporation), or (b) remain a member of the executive officer management staff of the Company business or the business with which such business is operationally merged or subsumed. Executive cannot resign for Good Reason without first providing the Company with written notice within ninety (90) days of the event that executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.

Potential Payment upon Termination

The table and footnotes below outlines the potential payments and benefits payable to each named executive officer in the event of termination not in connection with a change of control (“Change in Control”) or following a Change in Control as if such termination event had occurred on December 31, 2012.

Triggering Event	Salary ($)	Performance- based Cash Incentive(1) ($)	Accelerated Stock Options(2) ($)	Accelerated Restricted Stock ($)	Accelerated Performance Awards(3) ($)	Health Care Benefits ($)	Outplacement Benefits ($)	280G Gross-Up Payments ($)	Total ($)
Zachary Nelson
Termination Without Cause Not in Connection with a Change in Control(4)	485,000	485,000	3,522,734	2,749,878	3,843,705	16,028	15,000	—	11,117,345
Termination Without Cause or Constructive Termination after a Change in Control(5)	485,000	485,000	4,606,205	3,983,487	15,089,468	16,028	15,000	6,127,739	30,807,927

Evan Goldberg
Termination Without Cause Not in Connection with a Change in Control(6)	400,000	200,000	2,483,814	2,159,522	2,984,620	19,103	15,000	—	8,262,060
Termination Without Cause or Constructive Termination after a Change in Control(7)	400,000	200,000	3,226,015	3,077,898	11,135,458	19,103	15,000	—	18,073,474

James McGeever
Termination Without Cause Not in Connection with a Change in Control(8)	360,000	240,000	2,300,092	2,231,130	3,391,718	19,103	15,000	—	8,557,043
Termination Without Cause or Constructive Termination after a Change in Control(9)	360,000	240,000	3,020,620	3,120,095	10,408,551	19,103	15,000	3,807,795	20,991,164

Ronald Gill
Termination Without Cause Not in Connection with a Change in Control(10)	305,000	183,000	990,617	1,270,489	1,933,596	16,028	15,000	—	4,713,731
Termination Without Cause or Constructive Termination after a Change in Control(11)	305,000	183,000	1,515,337	1,968,121	5,133,644	16,028	15,000	—	9,136,130

James Ramsey
Termination Without Cause Not in Connection with a Change in Control(12)	250,000	250,000	1,311,796	1,421,511	1,829,416	16,028	15,000	—	5,093,751
Termination Without Cause or Constructive Termination after a Change in Control(13)	250,000	250,000	1,782,252	2,002,915	5,661,276	16,028	15,000	—	9,977,471

(1)	In the event of a termination without Cause and not in connection with a Change of Control, the performance-based cash incentive payment is calculated as a pro rata amount based on elapsed time in the current performance period. The performance-based cash incentive amount shown assumes 100% of the target performance-based cash incentive under the 2012 Cash Incentive Plan. Actual year 2012 performance-based cash incentives earned by each named executive officer are reported in the Summary Compensation Table.

(2)	Amount reflects the difference between the closing sales price of our common stock on December 31, 2012 ($67.30) and the option exercise price per share.

(3)	Amount shown is based on the earned amounts of the March 2012 performance share unit awards (109.67% of target for the first tranche) as approved by the compensation committee in February 2013.

(4)	As of December 31, 2012, the following shares of common stock would accelerate if he were terminated without Cause and not in connection with a Change of Control: 69,963 option awards, 40,860 restricted stock units and 57,113 performance share units.

(5)	As of December 31, 2012, the following shares of common stock would accelerate if he were terminated without Cause or resigned for Good Reason in connection with a Change of Control within a three-month period before or a one-year period after such Change in Control: 103,267 option awards, 59,190 restricted stock units and 224,212 performance share units.

(6)	As of December 31, 2012, the following shares of common stock would accelerate if he were terminated without Cause and not in connection with a Change of Control: 48,942 option awards, 32,088 restricted stock units and 44,348 performance share units.

(7)	As of December 31, 2012, the following shares of common stock would accelerate if he were terminated without Cause or resigned for Good Reason in connection with a Change of Control within a three-month period before or a one-year period after such Change of Control: 72,294 option awards, 45,734 restricted stock units and 165,460 performance share units.

(8)	As of December 31, 2012, the following shares of common stock would accelerate if he were terminated without Cause and not in connection with a Change of Control: 45,402 option awards, 33,152 shares of restricted stock and 50,397 performance share units.

(9)	As of December 31, 2012, the following shares of common stock would accelerate if he were terminated without Cause or resigned for Good Reason in connection with a Change of Control within a three-month period before or a one-year period after such Change of Control: 67,012 option awards, 46,361 shares of restricted stock and 154,659 performance share units.

(10)	As of December 31, 2012, the following shares of common stock would accelerate if he were terminated without Cause and not in connection with a Change of Control: 21,198 option awards, 18,878 restricted stock units and 28,731 performance share units.

(11)	As of December 31, 2012, the following shares of common stock would accelerate if he were terminated without Cause or resigned for Good Reason in connection with a Change of Control within a three-month period before or a one-year period after such Change of Control: 36,133 option awards, 29,244 restricted stock units and 76,280 performance share units.

(12)	As of December 31, 2012, the following shares of common stock would accelerate if he were terminated without Cause and not in connection with a Change of Control: 26,834 option awards, 21,122 restricted stock units and 27,183 performance share units.

(13)	As of December 31, 2012, the following shares of common stock would accelerate if he were terminated without Cause or resigned for Good Reason in connection with a Change of Control within a three-month period before or a one-year period after such Change of Control: 41,510 option awards, 29,761 restricted stock units and 84,120 performance share units.

DIRECTOR COMPENSATION

It is the general policy of the board of directors that compensation for non-employee directors should be a mix of cash and equity-based compensation. We also have a policy of reimbursing directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at board or committee meetings or attendance at director education programs. Other than as provided below, there were no other arrangements pursuant to which any director was compensated during the year ended December 31, 2012 for service as a director. We do not provide any retirement benefits or other perquisites to our directors.

Cash Compensation

During 2012, our non-employee directors were paid an annual cash retainer for serving on the board, plus additional cash retainers based on their committee service and service as the lead independent director. These annual retainers, which are paid quarterly in advance, are:

Position	Annual Retainer
Board Member	$40,000
Lead Independent Director	$15,000
Audit Committee Chair	$22,000
Audit Committee Member (non-chair)	$12,000
Compensation Committee Chair	$15,000
Compensation Committee Member (non-chair)	$8,000
Nominating & Governance Committee Chair	$12,000
Nominating & Governance Committee Member (non-chair)	$4,000

At the end of 2012, the board of directors approved an increase to the annual retainer for the lead independent director to $20,000, effective in 2013.

For the first full year of service, the annual cash compensation paid to our independent directors shall be prorated based on the number of months served up until the first annual meeting after their service commences.

In addition to the annual cash retainers, each board member will receive an additional meeting fee for board and committee meetings only to the extent that such board or committee meetings exceed certain thresholds. Those thresholds and per meeting fee amounts are as follows:

Type of Meeting	Meeting Fee	Threshold
Board of Directors	$1,500	Exceeds 10 meetings per calendar year
Audit Committee	$1,000	Exceeds 10 meetings per calendar year
Compensation Committee	$1,000	Exceeds 6 meetings per calendar year
Nominating and Governance Committee	$1,000	Exceeds 6 meetings per calendar year

Neither of our employee-directors received compensation during 2012 for service as a member of our board.

Equity Compensation

Under our Equity Award Grant Policy in place in 2012, eligible non-employee directors receive a series of automatic option grants and restricted stock awards over their period of board service. Those automatic option grants and restricted stock awards are as follows:

Initial Grant. At the time of his or her initial election or appointment to the board, each new non-employee board member shall receive an option grant to purchase shares of our common stock with a Black-Scholes value equal to approximately $125,000 and a restricted stock award with a value equal to approximately $125,000 on or about the date such person becomes a non-employee director. The shares subject to the initial option award vest over a four year period as follows: 25% of those option shares vest upon the optionee’s completion of one year of board service measured from the grant date of that option, and 1/48th shall vest in equal monthly installments over the following three years, subject to the director’s continued service on the board. The shares subject to the initial restricted stock award vest over a four year period as follows: 25% of those shares vest upon the optionee’s completion of one year of board service measured from the grant date of the restricted stock award, and 1/4th shall vest in equal annual installments over the following three years subject to the director’s continued service on the board.

Annual Grant. Each year thereafter, on the date of our annual stockholders meeting, each non-employee director (if such non-employee director served on the board for at least six months preceding the annual meeting) will receive an annual stock option award to purchase shares of our common stock with a Black-Scholes value equal to approximately $75,000 and a restricted stock award with a value equal to approximately $75,000 as of the date of the grant. The shares subject to the annual option award will vest quarterly over a one-year period with the first installment vesting on the three month anniversary of the date of grant, subject to the director’s continued service on the board. The restricted stock award will vest 100% on the earlier of (i) the date of the next annual meeting following the date of grant or (ii) December 31 of the calendar year following the calendar year in which the grant occurs, subject to the director’s continued service on the board.

Each option grant shall have an exercise price equal to the fair market value per share of our common stock on the grant date and a maximum term of ten years. In the event of a change of control, the remaining unvested options and restricted stock awards granted to our non-employee directors shall vest 100%.

The Equity Award Grant Policy also provides that non-employee directors are eligible to receive discretionary awards in addition to those covered by the automatic grant program. The board or its applicable committee retains the authority to revise the Equity Award Grant Policy as it deems appropriate from time to time.

In 2013, the compensation committee, in consultation with Compensia, amended the non-employee director compensation component of our Equity Award Grant Policy in an effort to bring our non-employee director compensation practices in line with our peer group companies. The compensation committee approved the following material changes, effective beginning in 2013:

•	changed the dollar value for calculating the number of shares subject to options and restricted stock units awards for the Annual Grant from $75,000 to $100,000 for each award type; and

•	modified the formula for calculating the size of the Initial Grant to be a pro-rated percentage of the Annual Grant based on which of the Company’s fiscal quarters the new director joins the board.

Equity Ownership Guidelines. Our board of directors has adopted Equity Ownership Guidelines for our non-employee directors. Under the Company’s equity ownership guidelines, each non-employee director is expected to own shares of the Company’s stock valued at three (3) times his or her annual cash retainer fee for service on the board. This guideline is subject to a five-year pro-rated phase in period. At the end of fiscal 2012, all of the non-employee directors were in compliance with the equity ownership guidelines.

2012 Director Compensation

The following table sets forth the annual director compensation paid or accrued by us to individuals who were non-employee directors during any part of 2012. The table excludes Messrs. Nelson and Goldberg, who are named executive officers and who did not receive any compensation from us in their roles as directors in 2012.

Non-Employee Director Compensation For the Year Ended December 31, 2012

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Total ($)
William Beane III	40,000	75,010	162,943	277,953
Deborah Farrington(4)	88,000	75,010	162,943	325,953
Steven Gomo	52,000	125,019	249,562	426,581
Catherine R. Kinney	64,000	75,010	162,943	301,953
Kevin Thompson	70,000	75,010	162,943	307,953
Edward Zander	54,000	75,010	162,943	291,953

(1)	Non-employee directors are paid director fees on a quarterly basis prior to the start of each quarter. As a result, this table includes fees for services provided in the first quarter of fiscal year 2012 that were paid in December 2011 (prior to the beginning of our 2012 fiscal year) and fees paid in 2013 for services provided in 2012, but does not include fees paid in December 2012 (during our 2012 fiscal year) for services provided during the first quarter of fiscal year 2013.

(2)	Below is a breakdown of the fees earned in cash for the year ended December 31, 2012 for each of the directors set forth above:

Name	Annual Board Retainer ($)	Audit Committee Retainer ($)	Comp Committee Retainer ($)	Nom & Gov Committee Retainer ($)	Lead Independent Director Retainer ($)	Per Meeting Fees ($)	Total ($)
William Beane III	40,000	—	—	—	—	—	40,000
Deborah Farrington(4)	40,000	12,000	15,000	4,000	15,000	2,000	88,000
Steven Gomo	40,000	12,000	—	—	—	—	52,000
Catherine R. Kinney	40,000	12,000	—	12,000	—	—	64,000
Kevin Thompson	40,000	22,000	8,000	—	—	—	70,000
Edward Zander	40,000	—	8,000	4,000	—	2,000	54,000

(3)	Amounts shown do not reflect compensation actually received by directors. Instead, the value reported above in the “Stock Awards” and “Option Awards” columns represents the dollar amounts of the aggregate grant date fair value of directors’ option awards and restricted stock awards granted in 2012 calculated in accordance with SEC rules.

(4)	Per an instruction from Deborah Farrington, the Company distributes one-half of Ms. Farrington’s director compensation, including fees earned in cash and equity awards, to StarVest Partners, L.P. Please refer to footnote 4 of the section titled “Security Ownership Of Certain Beneficial Owners And Management And Related Stockholder Matters” for Ms. Farrington’s beneficial ownership interest with StarVest Partners, L.P. and its affiliates.

Additional Information With Respect to Director Equity Awards

Name	Grant Date	Option Awards Outstanding Granted Prior to 2012(#)(1)	Stock Awards Granted During 2012(#)(2)	Option Awards Granted During 2012 (#)(1)	Grant Date Fair Value of Stock and Option Awards Granted in 2012($)(3)
William Beane III	12/13/07	6,654	—	—
	12/19/07	2,895	—	—
	5/29/08	4,107	—	—
	5/26/11	4,081	—	—
	6/13/12	—	1,631	—	75,010
	6/13/12	—	—	3,543	162,943

	Total:	17,737	1,631	3,543	237,953

Deborah Farrington	12/13/07	25,897	—	—
	12/19/07	8,132	—	—
	5/29/08	4,107	—	—
	5/19/09	6,756	—	—
	5/27/10	9,669	—	—
	5/26/11	4,081	—	—
	6/13/12	—	1,631	—	75,010
	6/13/12	—	—	3,543	162,943

	Total:	58,642	1,631	3,543	237,953

Steven Gomo	3/20/12	—	2,627	—	125,019
	3/20/12	—	—	5,244	249,562

	Total:	—	2,627	5,244	374,581

Catherine R. Kinney	3/27/09	30,000	—	—
	5/27/10	9,669	—	—
	5/26/11	4,081	—	—
	6/13/12	—	1,631	—	75,010
	6/13/12	—	—	3,543	162,943

	Total:	43,750	1,631	3,543	237,953

Kevin Thompson	12/19/07	3,132	—	—
	5/26/11	4,081	—	—
	6/13/12	—	1,631	—	75,010
	6/13/12	—	—	3,543	162,943

	Total:	7,213	1,631	3,543	237,953

Edward Zander	6/17/09	30,000	—	—
	5/27/10	9,669	—	—
	5/26/11	4,081	—	—
	6/13/12	—	1,631	—	75,010
	6/13/12	—	—	3,543	162,943

	Total:	43,750	1,631	3,543	237,953

(1)	Includes both vested and unvested options to purchase our common stock.

(2)	Includes both vested and unvested restricted stock awards.

(3)	Amounts in this column represent the grant date fair value of stock options and restricted stock awards. For option awards, that number is calculated by multiplying the Black-Scholes value by the number of options awarded. For restricted stock awards, that number is calculated by multiplying (x) the fair market value of our common stock on the date of grant less the per share purchase price by (y) the number of shares awarded.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions with Executive Officers and Directors

Since 2008, the Company and the Oakland Athletics (“Athletics”) have entered into multi-year sponsorship agreements for in-stadium signage. The agreements and related amendments also provide the Athletics with the right to use the Company’s on-demand application services. In January 2007, William Beane, III, the General Manager of the Athletics, became a member of the Company’s board of directors. The Company paid the Athletics $434,000, $410,000 and $420,000 for in-stadium signage and services received in December 31, 2012, 2011 and 2010, respectively. In connection with the on-demand services provided to the Oakland Athletics, the Company recognized $61,000 in revenue during each of the years ended December 31, 2012 and 2011.

During 2012, the Company entered into license and professional services agreements with various customers that share a common investor, StarVest Partners, L.P. A member of the Company’s board of directors, Deborah Farrington, is a general partner of StarVest Partners, L.P. These customers include Accept Software, Blazent, Host Analytics, Newgistics, PivotLink Corporation, Veracode and Xignite. During the year ended December 31, 2012, these customers purchased $285,000 in total services from the Company and paid the Company $289,000, $332,000 and $29,000 in the years ended December 31, 2012, 2011 and 2010, respectively. In connection with the license agreements discussed above, the Company recognized $196,000, $315,000 and $204,000 in revenue for the years ended December 31, 2012, 2011 and 2010, respectively.

In September 2007, the Company entered into an agreement with IRON Solutions LLC under which IRON Solutions became a partner and reseller of the NetSuite product. In June 2008, IRON Solutions was acquired in part by StarVest Partners LLC. Deborah Farrington, a member of the Company’s board of directors, is also a founding principal of StarVest Partners. Additionally, two other StarVest Partners are members of IRON Solutions board of directors. IRON Solutions also has a preexisting services agreement with the Company. During the year ended December 31, 2012, IRON Solutions purchased $346,000 in total services from the Company and paid the Company $352,000, $280,000 and $56,000 in the years ended December 31, 2012, 2011 and 2010. In connection with the license agreements discussed above, the Company recognized $190,000, $219,000 and $130,000 in revenue for the years ended December 31, 2012, 2011 and 2010, respectively.

In March 2008, the Company entered into a license agreement with Ideeli Inc. (“Ideeli”). A member of the Company’s board of directors, Deborah Farrington, is a general partner of StarVest Partners, L.P and in December 2009 another general partner of StarVest Partners, L.P. became a member of the board of directors of Ideeli. The Company and Ideeli have renewed the license agreement and the Company has sold additional services to Ideeli at various points in time. Under the terms of the agreement, Ideeli paid the Company $133,000 and $312,000 in the years ended December 31, 2012 and 2011, respectively. In connection with the services performed for Ideeli, the Company recognized $166,000, $322,000 and $142,000 in revenue for the year ended December 31, 2012, 2011 and 2010, respectively.

In August 2006, the Company entered into a license agreement with a division of MetLife, Inc. (“MetLife”). A member of the Company’s board of directors, Catherine R. Kinney, became a member of MetLife’s board in April 2009. The Company and MetLife have renewed the license agreement and the Company has sold additional services to MetLife at various points in time. MetLife paid the Company $122,000, $135,000 and $24,000 for the use of its services in the year ended December 31, 2012, 2011 and 2010, respectively. In connection with the services performed for MetLife, the Company recognized $112,000, $114,000 and $98,000 in revenue for the years ended December 31, 2012, 2011 and 2010, respectively.

In August 2006, the Company entered into a license agreement with SolarWinds, Inc. (“SolarWinds”). A member of the Company’s board of directors, Kevin Thompson, is the President and Chief Executive Officer of SolarWinds. The Company and SolarWinds have renewed the licensing agreement and the Company has sold SolarWinds additional services at various points in time. SolarWinds paid the Company $639,000 and $574,000 for the use of its services for the years ended December 31, 2012 and 2011, respectively. In connection with the services performed for SolarWinds, the Company recognized $583,000, $562,000, and $575,000 in revenue for the years ended December 31, 2012, 2011 and 2010, respectively.

In November 2009, the Company entered into a license agreement with Trustwave Holdings Inc. (“Trustwave”). The Company’s President and Chief Executive Officer, Zachary Nelson, became a member of Trustwave’s board of directors in June 2011. The Company and Trustwave have renewed the license agreement and the Company has sold additional services to Trustwave at various points in time. Trustwave paid the Company $521,000 and $352,000 for the use of its services during the years ended December 31, 2012 and 2011, respectively. In connection with the services performed for Trustwave, the Company recognized $1.1 million, $156,000 and $138,000 in revenue for the years ended December 31, 2012, 2011 and 2010, respectively.

The Company has entered into various software license agreements with Horn Productions, Inc (“Horn Productions”), a movie and video production company owned by the wife of Zachary Nelson, the Company’s President and Chief Executive Officer. During the year ended December 31, 2012, the Company and Horn Productions entered into agreements for video production services totaling $280,000. In connection with the services received during 2012, the Company paid Horn Production $123,000.

In December 2011, the Company entered into a license and support agreement with Cornerstone OnDemand (“Cornerstone”). The Company’s Chief Operating Officer, James McGeever, is a member of Cornerstone’s board of directors. The Company and Cornerstone have renewed the license agreement and the Company has sold additional services to Cornerstone at various points in time. Cornerstone paid the Company $175,000 and $106,000 in the years ended December 31, 2012 and 2011, respectively. In connection with the services performed for Cornerstone, the Company recognized $170,000, $125,000 and $81,000 in revenue for the years ended December 31, 2012, 2011 and 2010, respectively.

In September 2009, the Company entered into a license agreement with HubSpot, Inc. (“HubSpot”). The Company’s Chief Financial Officer, Ron Gill, became a member of HubSpot’s board of directors in November 2012. The Company and HubSpot have renewed the license agreement and the Company has sold additional services to HubSpot at various points in time. During 2012, HubSpot paid the Company $128,000 for the use of its services. In connection with the services performed for HubSpot, the Company recognized $41,000 in revenue for the year ended December 31, 2012.

Employment Arrangements and Indemnification Agreements

We have entered into revised severance and change of control agreements with each of our executive officers. See the section titled “Severance and Change of Control Arrangements—Potential Payment upon Termination” for a description of these agreements.

We have also entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Other Transactions with our Significant Stockholders

The Company has entered into various software license agreements with Oracle USA, Inc., an affiliate of Oracle Corporation. Lawrence J. Ellison, who beneficially owns a significant portion of the Company’s common stock, is the Chief Executive Officer, a director and a principal stockholder of Oracle Corporation (“Oracle”). In April 2005, the Company entered into a perpetual license for the use of Oracle database and application server software on a certain number of individual computers, along with technical support. Under the April 2005 agreement, the Company paid $2.5 million over nine installments, including the final buyout payment on

June 19, 2007. In May 2007, the Company entered into another software license agreement with Oracle USA to license Oracle software for an additional number of computers, along with technical support. The May 2007 agreement called for payments of $900,000 over 12 equal quarterly installments through 2010.

In October 2007, the Company entered into another perpetual software license agreement with Oracle USA to license Oracle database and application server software, along with technical support. This license had a 42 month term that allowed the Company to download an unlimited number of perpetual licenses and was financed pursuant to a note issued to Oracle USA. The Company also purchased the initial 12 months of technical support services under the agreement, which was renewed in 2008 and 2009. The October 2007 agreement replaced the support portion of the product orders made under the April 2005 and May 2007 agreements. The October 2007 agreement required the Company to pay $4.7 million for the net license fees in 12 equal quarterly installments through 2010 and annual payments of $1.4 million for the technical support fees. The Company financed the $4.7 million license fees and the first year support pursuant to a note issued to Oracle Credit Corporation. The note bore interest at a rate of 6.20% per annum. The Company paid the remaining principal of $1.9 million during the year ended December 31, 2010. Interest payments on these notes were $65,000 during the year ended December 31, 2010. In November 2009, the Company entered into an amendment to the perpetual software license agreement with Oracle USA. The November 2009 amendment provides that the Company will pay a one-time fee of $210,000 to add certain licenses that were not previously licensed to the license agreement. The Company also agreed to pay an additional $46,200 per year in additional support fees. For the year ended December 31, 2010, the Company paid $786,000 to Oracle USA for support fees.

In May 2010, the Company entered into an amendment to the perpetual software license agreement with Oracle USA. The amendment provides for a 37 month extension of unlimited licenses to the October 2007 license agreement from Oracle. The Amendment provides that the Company will pay a one-time fee of $5.2 million to extend the term whereby the Company will be able to download unlimited licenses from April 30, 2011 to May 31, 2014. The amendment also provides for technical support services. The Company paid $1.2 million for the support services from June 1, 2010 to May 31, 2011. The Company may renew support services for three subsequent annual periods for a fee of $2.4 million per year. The support services to be provided to the Company by Oracle automatically renew unless the Company provides written notice of cancellation at least 60 days prior to the support renewal date. The Company financed the fees due under the amendment pursuant to a note issued to Oracle Credit Corporation. The note bears interest at a rate of 2.12% per annum with payments scheduled over the term of the amendment. The Company paid principal of $1.8 million during the year ended December 31, 2010. As of December 31, 2010, the outstanding principal balance on the May 2010 note was $4.7 million. Interest payments on the May 2010 note were $56,000 during the year ended December 31, 2010. The Company paid $2.9 million during the year ended December 31, 2011 including $1.8 million related to support services renewed in May 2011 and $1.1 million related to software services. Interest payments on the May 2010 note totaled $109,000 during the year ended December 31, 2011. As of December 31, 2011, the outstanding principal balance on the May 2010 note was $4.1 million. The Company paid $3.9 million during the year ended December 31, 2012 including $2.3 million related to support services renewed in May 2012 and $1.6 million related to software services. Interest payments on the May 2010 note totaled $82,000 during the year ended December 31, 2012. As of December 31, 2012, the outstanding principal balance on the May 2010 note was $2.0 million.

In May 2011, the Company purchased an integrated database storage system from Oracle USA, Inc., an affiliate of Oracle Corporation, for $456,000. During the third quarter of 2011, the Company paid the $456,000 outstanding balance in full.

Commencing in 2004, the Company entered into a verbal agreement with Oracle Racing, Inc. (“Oracle Racing”), a sailboat racing syndicate. Lawrence J. Ellison, who beneficially owns a significant portion of the Company’s stock, is the primary source of funding for Oracle Racing. Under the terms of the agreement, the Company agreed to supply certain of its cloud-based application services to Oracle Racing in exchange for logo placement on the sailboats. In November 2011, the Company renewed its subscription and professional services agreement with Oracle Racing for an additional 40 months. According to the terms of the agreement, the Company will provide services to Oracle Racing through the end of the American Cup racing season, September 2014, in exchange for logo placement and other advertising services. The estimated value of the Company’s services over the term of the agreement is $342,000. Oracle Racing values its service to be approximately $400,000 over the term of the agreement. Based on the pricing for similar licenses to unaffiliated third parties, the Company calculated the fair market value of the services provided to Oracle Racing to be approximately $62,000, $65,000 and $49,000 for 2012, 2011 and 2010, respectively. The Company did not obtain an independent valuation of the logo placement rights received from Oracle Racing. Based on an estimate received from Oracle Racing, the Company determined the value of the logo placement on the sailboat to be approximately $33,000 during each of 2012 and 2011 and approximately $75,000 to $95,000 during 2010. The incremental cost to the Company of providing cloud-based services and the incremental cost to Oracle Racing of providing logo placement rights on the sailboat was nominal. For accounting purposes, total revenue and total costs related to the Oracle Racing agreement will be equal and will be recognized as revenue and expense, respectively, at historical cost. In connection with the license agreements discussed above, the Company recognized $112,000 and $65,000 in revenue for the years ended December 31, 2012 and 2011, respectively.

The Company has entered into various software license agreements with RightNow Technologies, Inc. In October 2011, RightNow Technologies was acquired by Oracle Corporation. Lawrence J. Ellison, who beneficially owns a significant portion of the Company’s common stock, is the Chief Executive Officer, a director and a principal stockholder of Oracle Corporation. During 2012, the Company received payments totaling $115,000 from RightNow Technologies for services it performed, and paid RightNow Technologies $214,000 for services it received. In connection with the license agreements discussed above, the Company recognized $128,000 in revenue for the year ended December 31, 2012. During 2011, the Company received payments totaling $180,000 from RightNow Technologies for services it performed, and paid RightNow Technologies $67,000 for services it received. In connection with the license agreements discussed above, the Company recognized $159,000 in revenue for the year ended December 31, 2011.

In January 2011, the Company’s Chief Technology Officer and Chairman of the Board, Evan Goldberg, purchased property from an entity affiliated with Lawrence J. Ellison, a principal stockholder (“seller”), for $8.0 million. The seller financed the transaction with a nine year loan. The Company analyzed the transaction and determined that the fair value of the property approximated the fair value of the loan. Consequently, the Company determined there is no compensation expense or a related capital contribution associated with this transaction.

Lawrence J. Ellison

In connection with our initial public offering, Lawrence J. Ellison transferred 31,964,891 shares of our common stock (representing all of the shares formerly held directly by Tako Ventures, an investment entity controlled by Mr. Ellison) to NetSuite Restricted Holdings LLC, or the LLC, a limited liability company formed for the limited purpose of holding the NetSuite shares and funding charitable gifts as and when directed by Mr. Ellison. As of the Record Date, those shares represented approximately 43.38% of our outstanding stock. Mr. Ellison is the Chief Executive Officer, a director and a principal stockholder of Oracle. We have been told that Mr. Ellison made the transfer in view of his position and duties at Oracle, to effectively eliminate his voting control over the election of our directors and certain other matters, to limit the circumstances under which his voting control could be exercised or restored, and to avoid and mitigate potential future conflicts of interest that might otherwise arise.

To that end, Mr. Ellison established the LLC, the sole member of which is Mr. Ellison’s revocable trust. The LLC is managed solely by an unrelated third party. The manager has no ability to dispose of our shares, other than to fund charitable gifts as and when directed by Mr. Ellison, to cover any tax liabilities resulting from ownership of the shares in the LLC structure, and to participate in a transaction involving a change of control approved by our stockholders or a tender offer approved or recommended by our board of directors.

The LLC Operating Agreement does not permit the LLC to be liquidated or dissolved, or any ownership interest in the LLC to be transferred, so long as Mr. Ellison remains an officer or director of Oracle, except with the approval of an independent committee of Oracle’s board of directors. Mr. Ellison has informed us of his intention that, upon his death, his membership interest in the LLC will be transferred to the Ellison Medical Foundation or to one or more other charities designated by Mr. Ellison.

The Operating Agreement for the LLC contains provisions regarding the voting of our shares that are designed to neutralize the voting power of the shares held by the LLC and that require that all the shares held by the LLC that are entitled to be voted at any meeting of our stockholders will be present and voted at such meeting, except as described below. These provisions require the shares held by the LLC to be voted on each matter presented to the stockholders in strict proportion (for, against, withheld, and/or abstain) to the votes collectively cast by all of our other voting stockholders who are present and voting, other than shares beneficially owned by Mr. Ellison or members of his family, shares owned by trusts created for the benefit of Mr. Ellison’s family members, and shares beneficially owned by any person or group that makes (or under applicable law is required to make) a filing on Schedule 13D with the SEC. These voting provisions apply to all matters brought before our stockholders, except transactions involving a change of control, dissolution, sale of substantially all the assets, or a liquidation of NetSuite, in which case the shares held by the LLC will be voted as directed by Mr.  Ellison.

Policies and Procedures for Related Party Transactions

We have adopted a formal policy that our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent members of our board of directors in the case it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to our audit committee any such related party transaction. In approving or rejecting the proposed agreement, our audit committee shall consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our audit committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our officers and directors and persons who beneficially own more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons during fiscal year ended December  31, 2012, we believe that all Reporting Persons complied with all applicable reporting requirements.

ANNUAL REPORT

Accompanying this proxy statement or posted on our website with this proxy statement, is our Annual Report on Form 10-K, for the fiscal year ended December 31, 2012. The Annual Report contains audited financial statements covering our fiscal years ended December 31, 2010, December 31, 2011 and December 31, 2012. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC, are available free of charge on our website at www.netsuite.com under the headings “Investors/SEC Filings.”

By order of the board of directors,

/s/ Douglas P. Solomon

Douglas P. Solomon

SVP, General Counsel and Secretary

April 29, 2013

Annex A

NETSUITE INC.

EXECUTIVE OFFICER PERFORMANCE-BASED CASH INCENTIVE PLAN

SECTION 1

BACKGROUND, PURPOSE AND DURATION

1.1 Effective Date. The Plan will become effective upon ratification by an affirmative vote of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at the 2013 Annual Meeting of Stockholders of the Company.

1.2 Purpose of the Plan. The Plan is intended to increase shareholder value and the success of the Company by motivating key executives (1) to perform to the best of their abilities, and (2) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to the performance of the Company. The Plan is intended to permit the grant of awards that qualify as performance-based compensation under Section 162(m) of the Code, and any ambiguities will be interpreted to so comply.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.6 to eliminate or reduce the award otherwise determined by the Payout Formula. For purposes of applying the Maximum Award limitation, the Actual Award will be deemed to have been determined on the last day of the applicable Performance Period, so that if there are multiple Performance Periods ending in a particular Fiscal Year, in no event may the Actual Awards with respect to all such Performance Periods in the aggregate exceed the Maximum Award.

2.2 “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

2.3 “Base Salary” means as to any Performance Period, unless the Committee provides otherwise when establishing the Target Award, the Participant’s annualized salary rate on the last day of the Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans. For avoidance of doubt, “Base Salary” does not include performance-based cash incentives, commissions, equity compensation, incentive or other compensation.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Change of Control”

(a) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(b) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(c) A change in the composition of the Board occurring within a two (2)-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(d) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

2.6 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.7 “Committee” means the Compensation Committee of the Board, or such other committee as may be designated by the Board to administer the Plan.

2.8 “Company” means NetSuite Inc., a Delaware corporation, or any successor thereto.

2.9 “Determination Date” means the latest possible date that will not jeopardize a Target Award or Actual Award’s qualification as performance-based compensation under Section 162(m) of the Code.

2.10 “Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.

2.11 “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.12 “Fiscal Year” means the fiscal year of the Company.

2.13 “Maximum Award” means as to any Participant for any Fiscal Year, $5,000,000.

2.14 “Participant” means as to any Performance Period, an Employee who has been selected by the Committee for participation in the Plan for that Performance Period.

2.15 “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.16 “Performance Period” means any Fiscal Year or such other period as determined by the Committee in its sole discretion.

2.17 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Target Award for a Performance Period. As determined by the Committee, the Performance Goals for any Target Award applicable to a Participant may provide for a targeted level or levels of achievement using one or more of the following measures: stock price; revenue; profit; bookings; cash flow; customer retention; customer satisfaction; net bookings; net income; net profit; operating cash flow; operating expenses; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; pre-tax profit; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; profit margin; debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; new product introductions; delivery performance; individual objectives; and total stockholder return. The Performance Goals may differ from Participant to Participant and from award to award. Any criteria used may be (A) measured in absolute terms, (B) measured in terms of growth, (C) compared to another company or companies, (D) measured against the market as a whole and/or according to applicable market indices, (E) measured against the performance of the Company as a whole or a segment of the Company and/or (F) measured on a pre-tax or post-tax basis (if applicable). Further, any Performance Goals may be used to measure the performance of the Company as a whole or a business unit or other segment of the Company, or one or more product lines or specific markets and may be measured relative to a peer group or index. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Committee prior to the Determination Period and which is consistently applied with respect to a Performance Goal in the relevant Performance Period. In addition, the Committee will adjust any performance criteria, Performance Goal or other feature of an Actual or Target Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock.

2.18 “Plan” means the NetSuite Inc. Executive Officer Performance-Based Cash Incentive Plan, as amended and restated, as set forth in this instrument and as hereafter amended from time to time.

2.19 “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary, as determined by the Committee in accordance with Section 3.3.

2.20 “Termination of Employment” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.

SECTION 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1 Selection of Participants. The Committee, in its sole discretion, shall select the Employees who shall be Participants for any Performance Period. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.

3.2 Determination of Performance Goals. The Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing.

3.3 Determination of Target Awards. The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

3.4 Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, if there are multiple Performance Periods ending in a particular Fiscal Year, in no event may the Actual Awards with respect to all such Performance Periods in the aggregate exceed the Maximum Award.

3.5 Date for Determinations. The Committee shall make all determinations under Section 3.1 through 3.4 on or before the Determination Date.

3.6 Determination of Actual Awards. After the end of each Performance Period, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may (a) eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, and (b) determine what Actual Award, if any, will be paid in the event of a Termination of Employment as the result of a Participant’s death or disability or upon a Change of Control or in the event of a Termination of Employment following a Change of Control prior to the end of the Performance Period, and (c) determine what Actual Award, if any, will be paid in the event of a Termination of Employment other than as the result of a Participant’s death or disability prior to a Change of Control and prior to the end of the Performance Period to the extent an Actual Award would have otherwise been achieved had the Participant remained employed through the end of the Performance Period.

SECTION 4

PAYMENT OF AWARDS

4.1 Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Actual Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2 Timing of Payment. Payment of each Actual Award shall be made as soon as practical following the determination and certification of the Actual Award as set forth in Section 3.6, but in no event later than the fifteenth day of the third month of the Fiscal Year following the date the Participant’s Actual Award has been earned and is no longer subject to a substantial risk of forfeiture; provided that the Committee may permit Participants to elect to defer payment of their Actual Awards in a manner satisfying the requirements of Section 409A of the Code.

It is the intent that this Plan comply with the requirements of Code Section 409A so that none of the payments to be provided hereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted to so comply.

4.3 Form of Payment. Each Actual Award shall be paid in cash (or its equivalent) in a single lump sum unless otherwise deferred in accordance with Section 4.2.

4.4 Payment in the Event of Death. If a Participant dies prior to the payment of an Actual Award earned by him or her prior to death for a prior Performance Period, the Award shall be paid to his or her estate.

SECTION 5

ADMINISTRATION

5.1 Committee is the Administrator. The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) members of the Board. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under Section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

5.2 Committee Authority. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees shall be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.

5.3 Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

5.4 Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may delegate its authority and powers only with respect to awards that are not intended to qualify as performance-based compensation under Section 162(m) of the Code.

SECTION 6

GENERAL PROVISIONS

6.1 Tax Withholding. The Company shall withhold all applicable taxes from any Actual Award, including any federal, state and local taxes (including, but not limited to, the Participant’s FICA and SDI obligations).

6.2 No Effect on Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Employment. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.3 Participation. No Employee shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.

6.4 Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

6.5 Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

6.6 Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

6.7 Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 6.6. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

SECTION 7

AMENDMENT, TERMINATION AND DURATION

7.1 Amendment, Suspension or Termination. The Committee, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Target Award theretofore granted to such Participant. No award may be granted during any period of suspension or after termination of the Plan.

7.2 Duration of the Plan. The Plan shall commence on the date specified herein, and subject to Section 7.1 (regarding the Committee’s right to amend or terminate the Plan), shall remain in effect thereafter through the Company’s 2018 Annual Meeting.

SECTION 8

LEGAL CONSTRUCTION

8.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

8.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.3 Requirements of Law. The granting of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.4 Governing Law. The Plan and all awards shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

8.5 Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

NET SUITE Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 COMPANY #Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET/MOBILE – www.eproxy.com/n Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 21, 2013 PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 21, 2013. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. Please detach here The Board of Directors Recommends a Vote FOR Items 1, 2 and 3. 1. Election of directors: 01 William Beane III Vote FOR all nominees ? Vote WITHHELD 02 Deborah Farrington (except as marked) from all nominees 03 Edward Zander (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. Approval of the Company’s Executive Officer Performance-Based Cash Incentive Plan so that the Company may qualify performance-based cash incentives paid as “performance-based” compensation under Section 162(m) For Against Abstain of the Internal Revenue Code of 1986, as amended. 3. Ratification of the appointment of KPMG LLP as the Company’s independent For Against Abstain registered public accounting firm for the fiscal year ending December 31, 2013. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. Address Change? Mark box, sign, and indicate changes below: Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis- trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

NetSuite Inc. ANNUAL MEETING OF STOCKHOLDERS May 22, 2013 9:00 a.m., local time The Westin Hotel 1 Old Bayshore Highway Millbrae, California 94030 NetSuite Inc. 2955 Campus Drive Suite 100 San Mateo, CA 94403-2511 proxy NETSUITE This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 22, 2013. The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted FOR Items 1, 2 and 3. By signing the proxy, you revoke all prior proxies and appoint Zachary Nelson, Ronald Gill and Douglas Solomon, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. See reverse for voting instructions.